As filed with the Securities and Exchange Commission on June 30, 2004
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ----------------

                  NEVADA                             RENOVO HOLDINGS                            88-0475765
      (State or Other Jurisdiction of           (Name of Registrant in Our         (I.R.S. Employer Identification No.)
               Incorporation                             Charter)
             or Organization)

                                                                                            STEPHEN W. CARNES
         1111 NORTH ORLANDO AVENUE                                                      1111 NORTH ORLANDO AVENUE
        WINTER PARK, FLORIDA 32789                                                      WINTER PARK, FLORIDA 32789

              (407) 435-3959 7363                                                              (407) 435-3959
 (Address and telephone number of Principal      (Primary Standard Industrial        (Name, address and telephone number
 Executive Offices and Principal Place of        Classification Code Number)                of agent for service)
                 Business)

                                                        Copies to:

                   Clayton E. Parker, Esq.                                                Christopher K. Davies, Esq.
                  Kirkpatrick & Lockhart LLP                                              Kirkpatrick & Lockhart LLP
            201 S. Biscayne Boulevard, Suite 2000                                    201 S. Biscayne Boulevard, Suite 2000
                     Miami, Florida 33131                                                    Miami, Florida 33131
                   Telephone: (305)539-3300                                                Telephone: (305)539-3300
                  Telecopier: (305)358-7095                                                Telecopier: (305)358-7095

         Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                                   CALCULATION OF REGISTRATION FEE
============================================================================================================================
                                                                                           PROPOSED MAXIMUM
                                                                          PROPOSED MAXIMUM    AGGREGATE        AMOUNT OF
            TITLE OF EACH CLASS OF                    AMOUNT TO BE         OFFERING PRICE      OFFERING      REGISTRATION
         SECURITIES TO BE REGISTERED                   REGISTERED          PER SHARE (1)      PRICE (1)           FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share           368,687,500 shares (2)      $0.016         $5,899,000         $747.40
----------------------------------------------------------------------------------------------------------------------------
TOTAL                                              368,687,500 shares (2)      $0.016         $5,899,000         $747.40
============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of a recent date.

(2) Of these shares, 250,000,000 are being registered under a Standby Equity Distribution Agreement, 117,187,500 are being registered under secured convertible debentures and 1,490,000 were issued as a one-time commitment fee to Cornell Capital Partners, LP.

                                ---------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

                                     Subject to completion, dated June ___, 2004


                                 RENOVO HOLDINGS

                       368,687,500 SHARES OF COMMON STOCK

         This  prospectus  relates  to the sale of up to  368,687,500  shares of common stock of Renovo Holdings ("Renovo") by certain persons who are stockholders of Renovo, including Cornell Capital Partners, L.P. ("Cornell Capital Partners"). Please refer to "Selling Stockholders" beginning on page 10. Renovo is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. Renovo will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement (the "Equity Distribution Agreement"), which was entered into on April 14, 2004 between Renovo and Cornell Capital Partners, and no other stockholders, and from the issuance of additional secured convertible debentures. All costs associated with this registration will be borne by Renovo. Renovo has agreed to allow Cornell Capital Partners to retain 5% of the proceeds raised under the Equity Distribution Agreement that is more fully described below.

         The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On June 21, 2004, the last reported sale price of our common stock was $0.016 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "RNVO". These prices will fluctuate based on the demand for the shares of our common stock.

         The selling stockholders consist of Cornell Capital Partners, who intends to sell up to 368,677,500 shares of common stock, 250,000,000 of which are under the Equity Distribution Agreement, 117,187,500 are under secured convertible debentures and 1,490,000 shares of common stock were received from Renovo as a one-time commitment fee under the Equity Distribution Agreement. In addition to Cornell Capital Partners, Newbridge Securities Corporation intends to sell up to 10,000 shares of common stock.

         Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Distribution Agreement. Cornell Capital Partners will pay Renovo 99% of the market price of its common stock, which is defined as the lowest volume weighted average price of the common stock during the five trading days following the notice date. In addition, Cornell Capital Partners will retain 5% of each advance under the Equity Distribution Agreement. Cornell Capital Partners also received a one-time commitment fee in the form of 1,490,000 shares of common stock. The 5% retainage and the 1,490,000 shares of common stock are underwriting discounts payable to Cornell Capital Partners. In addition, Renovo entered into a Placement Agent Agreement dated April 14, 2004, with Newbridge Securities Corporation, a registered broker-dealer. Pursuant to that Agreement Renovo paid Newbridge Securities Corporation a one-time placement agent fee of 10,000 shares of common stock for its services.

         Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

         THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

         PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 5.

         With  the  exception  of  Cornell   Capital   Partners,   which  is  an
"underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate twenty-four months after the accompanying registration statement is declared effective by the Securities and Exchange Commission ("SEC"). None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. NEITHER THE SELLING STOCKHOLDERS NOR WE MAY SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 The date of this prospectus is June ____, 2004.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY...........................................................1
THE OFFERING.................................................................2
FORWARD-LOOKING STATEMENTS...................................................9
SELLING STOCKHOLDERS........................................................10
USE OF PROCEEDS.............................................................13
DILUTION ...................................................................14
EQUITY LINE OF CREDIT.......................................................15
PLAN OF DISTRIBUTION........................................................17
PLAN OF OPERATION...........................................................18
DESCRIPTION OF BUSINESS.....................................................21
MANAGEMENT..................................................................24
PRINCIPAL STOCKHOLDERS......................................................27
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............................28
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S  COMMON
  EQUITY AND OTHER STOCKHOLDER MATTERS......................................29
DESCRIPTION OF SECURITIES...................................................30
EXPERTS ....................................................................31
LEGAL MATTERS...............................................................31
HOW TO GET MORE INFORMATION.................................................31
FINANCIAL STATEMENTS.......................................................F-1
PART II  .................................................................II-1

                               PROSPECTUS SUMMARY

         THE FOLLOWING IS ONLY A SUMMARY OF THE INFORMATION, FINANCIAL STATEMENTS AND NOTES INCLUDED IN THIS PROSPECTUS. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND THE NOTES TO THE FINANCIAL STATEMENTS BEFORE MAKING ANY INVESTMENT IN RENOVO.

OVERVIEW

         Renovo is a "development stage" company, originally incorporated in the State of Nevada on October 18, 2000 under the name First Impressions. We changed our name to Renovo Holdings on June 14, 2004. Prior to June 14, 2004, our name was Fortis Enterprises. We were initially organized to develop a business as an online retailer and distributor of perfume fragrances, bath products and related products, with some items specifically designed for First Impressions.

         Since our incorporation in October 2000, we have not been engaged in any significant operations nor have we had any significant revenues, as we are in the development stage. We intend to achieve growth through mergers and acquisitions of small to mid-sized cleaning and restoration services companies throughout the United States.

         We intend to focus on growth through acquisition. We believe that there can be economies of scale achieved by consolidating the single owner restoration companies into Renovo. We believe that we can reduce the overhead among these companies by eliminating many duplicated everyday business nuisances for the small business owners such as accounting services, marketing and advertising costs, office staff and equipment, etc.

GOING CONCERN

         Our consolidated financial statements for the years ended December 31, 2003, and December 31, 2002 included in this registration statement have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements are in conformity with generally accepted accounting principles and contemplate our continuance as a going concern. Our cash position may be inadequate to pay all of the costs associated with its intended business plan. Management intends to use borrowings and security sales to mitigate the effects of its cash position, however no assurance can be given that debt or equity financing, if and when required will be available. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should Renovo be unable to continue our existence. Management recognizes that we must generate capital and revenue resources to enable it to continue to operate. We plan to obtain additional capital from revenue generated from operations and through the sale of equity securities. The realization of assets and satisfaction of liabilities in the normal course of business is dependent upon obtaining additional revenues and equity capital and ultimately achieving profitable operations. However, no assurances can be given that we will be successful in these activities. Should any of these events not occur, the accompanying financial statements will be materially affected.

ABOUT US

         Our principal executive offices are located at 1111 North Orlando Avenue, Winter Park, Florida 32789. Our telephone number is (407) 435-3959.

                                  THE OFFERING

         This offering relates to the sale of common stock by certain persons who are, or beneficially deemed to be, stockholders of Renovo. Cornell Capital Partners intends to sell up to 368,677,500 shares of common stock, 250,000,000 of which are under the Equity Distribution Agreement, 117,187,500 of which are under secured convertible debentures and 1,490,000 shares of common stock that Cornell Capital Partners received from Renovo as a one-time commitment fee under the Equity Distribution Agreement. In addition, Newbridge Securities Corporation intends to sell up to 10,000 shares of common stock. The commitment amount of the Equity Distribution Agreement is $5,000,000. At an assumed price of $0.016 per share, we will not be able to receive the entire $5,000,000 in gross proceeds under the Equity Distribution Agreement. Instead, we should be able to receive approximately $3,950,000 in gross proceeds from the sale of our common stock under the Equity Distribution Agreement.

         Based on our recent stock price of $0.016 per share, we would have to issue to Cornell Capital Partners 315,565,566 shares of common stock in order to receive the entire $5,000,000 available to us under the Equity Distribution Agreement. As of June 21, 2004, we had 72,710,000 shares of common stock outstanding. Our Articles of Incorporation currently authorize us to issue 500,000,000 shares of common stock. The issuance of 315,565,566, in addition to the 117,187,500 shares of common stock that are available under the secured convertible debentures, would increase the number of our outstanding stock to an amount over and above the number of shares we are currently authorized to issue. Therefore, at this time, we are unable to issue a sufficient number of shares to receive the entire $5,000,000 under the Equity Distribution Agreement.

         On April 14, 2004, Renovo entered into an Equity Distribution Agreement with Cornell Capital Partners. Under the Equity Distribution Agreement, Renovo may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $5,000,000. The purchase price for the shares is equal to 99% of their market price, which is defined in the Equity Distribution Agreement as the lowest volume weighted average price of the common stock during the five trading days following the notice date. The amount of each cash advance is subject to a maximum advance amount of $200,000, with no cash advance occurring within seven trading days of a prior advance. Cornell Capital Partners received a one-time commitment fee of 1,490,000 shares of our common stock. Cornell Capital Partners will be paid a fee equal to 5% of each advance, which is retained by Cornell Capital Partners from each advance. On April 14, 2004, Renovo entered into a Placement Agent Agreement with Newbridge Securities Corporation, a registered broker-dealer. Pursuant to the Placement Agent Agreement, Renovo paid a one-time placement agent fee of 10,000 restricted shares of common stock equal to approximately $200 based on the Company's stock price on the date of the Placement Agent Agreement.

         In addition, on April 14, 2004, we entered into a Securities Purchase Agreement with Cornell Capital Partners. Under the Securities Purchase Agreement, Cornell Capital Partners is obligated to purchase from us secured convertible debentures in an aggregate amount equal to $300,000. On April 14, 2004, Cornell Capital Partners purchased a secured convertible debenture in the principal amount of $150,000. Cornell Capital Partners will purchase an additional secured convertible debenture in the amount of $150,000 upon the filing of this registration statement relating to the shares of common stock resulting from a conversion of the secured convertible debentures. These secured convertible debentures accrue interest at a rate of 5% per year and mature three years from the issuance date. The secured convertible debentures are convertible into our common stock at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the lowest closing bid price of the common stock the five trading days immediately preceding the conversion date. The secured convertible debentures are secured by all of our assets. At maturity, we have the option to either pay the holder the outstanding principal balance and accrued interest or to convert the secured convertible debentures into shares of common stock at a conversion price similar to the terms described above. We have the right to redeem the secured convertible debentures upon 15 business days notice for 120% of the amount redeemed plus any accrued interest. Upon such redemption, the holder shall receive warrants equal to 50,000 shares of common stock for each $100,000 redeemed with an exercise price equal to 120% of the closing bid price of the common stock on the closing date.

COMMON STOCK OFFERED                368,687,500 shares by selling stockholders

OFFERING PRICE                      Market price

COMMON STOCK OUTSTANDING
BEFORE THE OFFERING1                72,710,000 shares as of June 21, 2004

USE OF  PROCEEDS                    We will  not  receive  any  proceeds  of the
                                    shares offered by the selling  stockholders.
                                    Any proceeds we receive from the sale of common stock under the Equity Distribution
                                    Agreement will be used for general working capital purposes. See "Use of Proceeds."

RISK FACTORS                        The securities offered hereby involve a high
                                    degree of risk and immediate substantial dilution. See "Risk Factors" and "Dilution."

OVER-THE-COUNTER
BULLETIN BOARD SYMBOL                RNVO

---------------

1     Excludes  secured   convertible   debentures  that  are  convertible  into
      117,187,500 shares of our common stock and up to 250,000,000 shares of common stock to be issued under the Equity Distribution Agreement.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                               FOR THE QUARTER   FOR THE YEAR ENDED  FOR THE YEAR ENDED
STATEMENT OF OPERATIONS                         ENDED MARCH 31,      DECEMBER 31,        DECEMBER 31,
                                                    2004                2003                 2002
                                                  ---------           ---------           ---------
REVENUE                                           $       0           $       0           $       0
                                                  ---------           ---------           ---------

EXPENSES
 Stock Issued for services-related party                  0              67,500                   0
  Stock Issued for consulting services               93,200              76,800                   0
  Shares Issued for legal services                        0              40,000                   0
  General and Administrative                          3,000              18,020               4,648
  Officer donated services                                0               3,000               6,000
  Accrued Auto Allowance                              2,100               3,500                   0
  Accrued Reimbursement to Officer                        0                 540                   0
  Accrued Salary - Officer                           62,500             104,167                   0
                                                  ---------           ---------           ---------
TOTAL EXPENSES                                      160,500             313,527              10,648
                                                  ---------           ---------           ---------
NET (LOSS)                                        $(160,800)          $(313,527)          $ (10,648)
                                                  =========           =========           =========



                                                     FOR THE QUARTER    FOR THE YEAR ENDED  FOR THE YEAR ENDED
BALANCE SHEET DATA                                   ENDED MARCH 31,       DECEMBER 31,        DECEMBER 31,
                                                          2004                2003                2002
                                                        ---------           ---------           ---------
ASSETS

CURRENT ASSETS
  Cash                                                  $   3,385           $   6,285           $  24,305
  TOTAL CURRENT ASSETS                                      3,385               6,285              24,305
                                                        ---------           ---------           ---------
                                                                0           $   6,285           $  24,305
                                                        =========           =========           =========


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Other Current liabilities
    Accrued Auto Allowance                              $   5,600           $   3,500           $       0
    Accrued Reimbursement to Officer                          640                 540                   0
    Accrued Salary - Officer                              166,667             104,167                   0
                                                        ---------           ---------           ---------
  TOTAL CURRENT LIABILITIES                               172,807             108,207                   0
                                                        ---------           ---------           ---------

STOCKHOLDERS' EQUITY

Preferred stock, $.001 par value                                0                   0                   0

Common stock, $.001 par value                              67,702              65,957              80,000

Additional paid-in capital                                268,029             176,574             (24,769)

(Deficit) accumulated during development stage           (505,252)           (344,452)            (30,926)
                                                        ---------           ---------           ---------
  TOTAL STOCKHOLDER'S EQUITY (Deficit)                   (169,421)           (101,921)             24,305
                                                        ---------           ---------           ---------
                                                        $   3,385           $   6,285           $  24,305
                                                        =========           =========           =========

                                  RISK FACTORS

         WE ARE SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

RENOVO HAS HISTORICALLY LOST MONEY AND LOSSES MAY CONTINUE IN THE FUTURE, WHICH MAY CAUSE US TO CURTAIL OPERATIONS

         Since our inception we have not been profitable and have lost money on both a cash and non-cash basis. For the years ended December 31, 2003 and December 31, 2002 we incurred net losses of $313,527 and $10,648 respectively. Our accumulated deficit at the end of March 31, 2004 was $505,252. Future losses are likely to occur, as we are dependent on spending money to pay for our operations. No assurances can be given that we will be successful in reaching or maintaining profitable operations. Accordingly, we may experience liquidity and cash flow problems. If our losses continue, our ability to operate may be severely impacted.

RENOVO  MAY  NEED TO  RAISE  ADDITIONAL  CAPITAL  OR  DEBT  FUNDING  TO  SUSTAIN
OPERATIONS

         Unless we can become profitable with the existing sources of funds we have available and our operations, we will require additional capital to sustain operations and we may need access to additional capital or additional debt financing to grow our sales. In addition, to the extent that we have a working capital deficit and cannot offset the deficit from profitable sales we may have to raise capital to repay the deficit and provide more working capital to permit growth in revenues. We cannot be assured that financing whether from external sources or related parties will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to reduce the pace of business operations. Any of these events could be materially harmful to our business and may result in a lower stock price.

WE HAVE BEEN THE SUBJECT OF A GOING CONCERN OPINION FOR THE YEARS ENDED DECEMBER 31, 2003 AND DECEMBER 31 2002 FROM OUR INDEPENDENT AUDITORS, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE CAN BECOME PROFITABLE OR OBTAIN ADDITIONAL FUNDING

         Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with our financial statements for the years ended December 31, 2003 and December 31, 2002, which states that the financial statements raise substantial doubt as to our ability to continue as a going concern. Our ability to make operations profitable or obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. We expect to be able to continue operations for twelve months with the cash currently on hand, anticipated from our operations and from the Securities Purchase Agreement and the Equity Distribution Agreement entered into by the Company and Cornell Capital Partners, which were signed on April 14, 2004.

WE ARE SUBJECT TO A WORKING CAPITAL DEFICIT, WHICH MEANS THAT OUR CURRENT ASSETS ON DECEMBER 31, 2003 AND FOR THE QUARTER ENDED MARCH 2004, WERE NOT SUFFICIENT TO SATISFY OUR CURRENT LIABILITIES AND, THEREFORE, OUR ABILITY TO CONTINUE OPERATIONS IS AT RISK

         We had a working capital deficit of $101,922 for the year ended December 31, 2003 and $169,422 for the Quarter ended March 31, 2004, which means that our current liabilities exceeded our current assets on December 31, 2003 by $101,922 and by $169,422 on March 31, 2004. Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on December 31, 2003, and on March 31, 2004 were not sufficient to satisfy all of our current liabilities on those dates. If our ongoing operations do not begin to provide sufficient profitability to offset the working capital deficit, we may have to raise capital or debt to fund the deficit or curtail future operations.

OUR OBLIGATIONS UNDER THE SECURED CONVERTIBLE DEBENTURES ARE SECURED BY ALL OF OUR ASSETS

         Our obligations under the secured debentures, issued to Cornell Capital Partners are secured by all of our assets. As a result, if we default under the terms of the secured debentures, Cornell Capital Partners could foreclose its security interest and liquidate all of the assets of the Company. This would cease operations.

OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY AFFECT OUR SHAREHOLDERS' ABILITY TO SELL SHARES OF OUR COMMON STOCK

         Prior to this filing, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time. The factors may negatively impact shareholders' ability to sell shares of the Company's common stock.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

         Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

         o With a price of less than $5.00 per share;

         o That are not traded on a "recognized" national exchange;

         o Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

         o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

         Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

WE COULD FAIL TO ATTRACT OR RETAIN KEY PERSONNEL, WHICH COULD BE DETRIMENTAL TO OUR OPERATIONS

         Our success largely depends on the efforts and abilities of key executives, including Stephen W. Carnes, our Chief Executive Officer. The loss of the services of Mr. Carnes could materially harm our business because of the cost and time necessary to find a successor. Such a loss would also divert management attention away from operational issues. We do not presently maintain key-man life insurance policies on Mr. Carnes. We also have other key employees who manage our operations and if we were to lose their services, senior management would be required to expend time and energy to replace and train their replacements. To the extent that we are smaller than our competitors and have fewer resources we may not be able to attract the sufficient number and quality of staff.

WE ARE SUBJECT TO PRICE VOLATILITY DUE TO OUR OPERATIONS MATERIALLY FLUCTUATING

         As a result of the evolving nature of the markets in which we compete, as well as the current nature of the public markets and our current financial condition, we believe that our operating results may fluctuate materially, as a result of which quarter-to-quarter comparisons of our results of operations may not be meaningful. If in some future quarter, whether as a result of such a fluctuation or otherwise, our results of operations fall below the expectations of securities analysts and investors, the trading price of our common stock would likely be materially and adversely affected. You should not rely on our results of any interim period as an indication of our future performance. Additionally, our quarterly results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. Factors that may cause our quarterly results to fluctuate include, among others:

         o our ability to retain existing clients and customers;

         o our ability to attract new clients and customers at a steady rate;

         o our ability to maintain client satisfaction;

         o the extent to which our products gain market acceptance;

         o the timing and size of client and customer purchases;

         o introductions of products and services by competitors;

         o price competition in the markets in which we compete;

         o our ability to attract, train, and retain skilled management,

         o the   amount   and   timing   of    operating    costs   and  capital
           expenditures   relating   to   the   expansion   of   our   business,
           operations, and infrastructure; and

         o general economic conditions and economic conditions specific to the custom motorcycle industry.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY IN MARKETS WHERE OUR COMPETITORS HAVE MORE RESOURCES

         Many of our competitors have longer operating histories, larger customer bases, longer relationships with clients, and significantly greater financial, technical, marketing, and public relations resources than Renovo. Based on total assets and annual revenues, we are significantly smaller many of our competitors. Similarly, we compete against significantly larger and better-financed companies in our business, including. If we compete with our primary competitors for the same geographical markets and customer base, their financial strength could prevent us from capturing those markets. We may not successfully compete in any market in which we conduct currently or in the future. The fact that we compete with established competitors who have substantially greater financial resources and longer operating histories than us, enables them to engage in substantial advertising and promotion and attract a greater number of customers and business than we currently attract. While this competition is already intense, if it increases, it could have an even greater adverse impact on our revenues and profitability.

OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO FORECAST OUR FUTURE RESULTS

         As a result of our limited operating history, our historical financial and operating information is of limited value in predicting our future operating results. We may not accurately forecast customer behavior and recognize or respond to emerging trends, changing preferences or competitive factors facing us, and, therefore, we may fail to make accurate financial forecasts. Our current and future expense levels are based largely on our investment plans and estimates of future revenue. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which could force us to curtail or cease our business operations.

                         RISKS RELATED TO THIS OFFERING

FUTURE SALES BY OUR STOCKHOLDERS MAY NEGATIVELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

         Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 72,710,000 shares of common stock outstanding as of June 28, 2004, 27,550,000 shares are, or will be, freely tradable without restriction, unless held by our "affiliates". The remaining 45,160,000 shares of common stock, which will be held by existing stockholders, including the officers and directors, are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144. In addition, we have issued, or will issue, secured debentures convertible into shares of common stock at a floating discount rate.

EXISTING SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE EQUITY DISTRIBUTION AGREEMENT

         The sale of shares pursuant to the Equity Distribution Agreement will have a dilutive impact on our stockholders. For example, if the offering occurred on June 21, 2004 at an assumed offering price of $0.016 per share, the new stockholders would experience an immediate dilution in the net tangible book value of $0.0048 per share. As a result our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue in order to receive the maximum cash advance allowed under the Equity Distribution Agreement. If our stock price is lower, then our existing stockholders would experience greater dilution.

CORNELL CAPITAL PARTNERS WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK UNDER THE EQUITY DISTRIBUTION AGREEMENT

         The common stock to be issued under the Equity Distribution Agreement will be issued at a 1% discount to the lowest volume weighted average price for the five days immediately following the notice date of an advance. In addition, Cornell Capital Partners will retain 5% from each advance. These discounted sales could cause the price of our common stock to decline.

THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

         The selling stockholders intend to sell in the public market 368,687,500 shares of common stock being registered in this offering. That means that up to 368,687,500 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. Our officers and directors and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and rule 144 regulations.

THE SALE OF OUR STOCK UNDER OUR EQUITY DISTRIBUTION AGREEMENT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE

         In many circumstances the provision of financing based on the distribution of equity for companies that are traded on the Over-the-Counter Bulletin Board has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market's ability to take up the increased stock or if Renovo has not performed in such a manner to show that the equity funds raised will be used to grow Renovo. Such an event could place further downward pressure on the price of common stock. Under the terms of our Equity Distribution Agreement, we may request numerous cash advances. Even if we use the cash advances to grow our revenues and profits or invest in assets that are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock the price will decline.

         It is not possible to predict if the circumstances whereby short sales could materialize or to what the share price could drop. In some companies that have been subjected to short sales the stock price has dropped to near zero. This could happen to our stock.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING

         The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE EQUITY LINE OF CREDIT WHEN NEEDED

         We are dependent on external financing to fund our operations. Our financing needs are expected to be partially provided from the Equity Distribution Agreement and the additional secured convertible debentures to be purchased by Cornell Capital Partners. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum cash advance of $200,000 during any seven trading day period. In addition, based on an assumed offering price of $0.016 per share, we will only be able to draw a total net amount of $3,667,500 under the Equity Distribution Agreement. This net amount will utilize all of the 250,000,000 shares of our common stock registered for the Equity Distribution Agreement under this registration statement. If the actual average price at which we sell shares of common stock under the Equity Distribution Agreement is less than $0.016 per share, we would need to register additional shares to fully utilize the funds available under the Equity Distribution Agreement. Based on the assumed offering price of $0.016 per share, we would have to issue to Cornell Capital Partners 315,565,566 shares in order to receive the entire $5,000,000 available to us under the Equity Distribution Agreement. As of June 21, 2004, we had 72,710,000 shares of common stock outstanding. Our Articles of Incorporation currently authorize us to issue 500,000,000 shares of common stock. The issuance of 315,565,566, in addition to the 117,187,500 shares of our common stock that are available under the secured convertible debentures, would increase the number of our outstanding stock to an amount over and above the number of shares we are currently authorized to issue. Therefore, at this time, we are unable to issue a sufficient number of shares necessary to receive the entire $5,000,000 under the Equity Distribution Agreement.

WE MAY NOT BE ABLE TO OBTAIN A CASH ADVANCE UNDER THE EQUITY DISTRIBUTION AGREEMENT IF CORNELL CAPITAL PARTNERS HOLDS MORE THAN 9.9% OF OUR COMMON STOCK

         In the event Cornell Capital Partners holds more than 9.9% of our then-outstanding common stock, we will be unable to obtain a cash advance under the Equity Distribution Agreement. A possibility exists that Cornell Capital Partners may own more than 9.9% of our outstanding common stock at a time when we would otherwise plan to make an advance under the Equity Distribution Agreement. In that event, if we are unable to obtain additional external funding or generate revenue from the sale of our products, we could be forced to curtail or cease our operations.

                           FORWARD-LOOKING STATEMENTS

         Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

         This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis" and "Description of Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

         The following table presents information regarding the selling stockholders. The selling shareholders are the entities who have assisted in or provided financing to Renovo. A description of each selling shareholder's relationship to Renovo and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

                                                                            PERCENTAGE
                                           PERCENTAGE                           OF
                                               OF                           OUTSTANDING                       PERCENTAGE
                                          OUTSTANDING     SHARES TO BE     SHARES TO BE                        OF SHARES
                                             SHARES         ACQUIRED         ACQUIRED                         BENEFICIALLY
                            SHARES        BENEFICIALLY      UNDER THE        UNDER THE                           OWNED
                         BENEFICIALLY        OWNED           EQUITY           EQUITY         SHARES TO BE        AFTER
                         OWNED BEFORE        BEFORE       DISTRIBUTION     DISTRIBUTION      SOLD IN THE       OFFERING
 SELLING STOCKHOLDER       OFFERING       OFFERING (1)      AGREEMENT        AGREEMENT         OFFERING           (1)
-------------------------------------------------------------------------------------------------------------------------
                                  SHARES ACQUIRED IN FINANCING TRANSACTIONS WITH RENOVO
Cornell Capital
  Partners, L.P.             3,818,786(2)        4.99%      250,000,000           77.47%      368,677,500(3)           0%

                                                   CONSULTANTS AND OTHERS

Newbridge Securities            10,000               *               --              --%            10,000             0%
  Company
-------------------------------------------------------------------------------------------------------------------------

TOTAL                        3,828,786           4.99%      250,000,000           77.47%        368,687,500            0%
==========================================================================================================================

---------------

*        Less than 1%.

(1) Applicable percentage of ownership is based on 72,710,000 shares of common stock outstanding as of June 21, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of June 21, 2004, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of June 21, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2) Includes shares of common stock underlying the conversion of a $150,000 secured convertible debenture at an assumed conversion price of 80% of $0.016 and the 1,490,000 shares received by Cornell Capital Partners as a one time commitment fee under the Equity Distribution Agreement.

(3) Includes the 250,000,000 shares to be acquired by Cornell Capital Partners under the Equity Distribution Agreement, the 1,490,000 shares of common stock received as a one-time commitment fee under the Equity Distribution Agreement and the 117,187,500 shares as a good faith estimate of the number of shares needed as a result of conversion of a total of $300,000 of the secured debentures.

         The following information contains a description of each selling shareholder's relationship to Renovo and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with Renovo, except as follows:

SHARES ACQUIRED IN FINANCING TRANSACTIONS WITH RENOVO

         CORNELL CAPITAL PARTNERS. Cornell Capital Partners is the investor under the Equity Distribution Agreement and a holder of a secured convertible debenture. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with Renovo. Those transactions are explained below:

         EQUITY DISTRIBUTION AGREEMENT. On April 14, 2004, Renovo entered into an Equity Distribution Agreement with Cornell Capital Partners. Under the Equity Distribution Agreement, Renovo may issue and sell to Cornell Capital Partners common stock for a total purchase price of up to $5,000,000. The purchase price for the shares is equal to 99% of the market price, which is defined as the lowest volume weighted average price of the common stock during the five trading days following the notice date. The amount of each advance is subject to an aggregate maximum advance amount of $200,000, with no advance occurring within seven trading days of a prior advance. Cornell Capital Partners received a one-time commitment fee of 1,490,000 shares of the Company's common stock. Cornell Capital Partners is entitled to retain a fee of 5% of each cash advance the Company receives.

         SECURED CONVERTIBLE DEBENTURES. On April 14, 2004, the Company entered into a Securities Purchase Agreement with Cornell Capital Partners. Under the Securities Purchase Agreement, subject to certain conditions, Cornell Capital Partners is obligated to purchase from the Company secured convertible debentures in the aggregate amount of $300,000. On April 14, 2004, Cornell Capital Partners purchased a secured convertible debenture in the amount of $150,000. In addition, Cornell Capital Partners will purchase another secured convertible debenture in the amount of $150,000 upon the filing of this registration statement. These secured convertible debentures accrue interest at a rate of 5% per year and mature three years from the issuance date. The secured convertible debentures are convertible into the Company's common stock at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the lowest closing bid price of the common stock the five trading days immediately preceding the conversion date. These debentures are secured by all of the assets of the Company. At maturity, the Company has the option to either pay the holder the outstanding principal balance and accrued interest or to convert the secured convertible debentures into shares of common stock at a conversion price similar to the terms described above. The Company has the right to redeem the debentures upon 15 business days notice for 120% of the amount redeemed. Upon such redemption, the holder shall receive warrants equal to 50,000 shares of common stock for each $100,000 redeemed with an exercise price equal to 120% of the closing bid price of the common stock on the closing date. None of the debentures have been converted to date.

         There are certain risks related to sales by Cornell Capital Partners, including:

         o The outstanding shares will be issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell Capital Partners is issued shares, the greater likelihood that Cornell Capital Partners gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

         o To the extent Cornell Capital Partners sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell Capital Partners to sell greater amounts of common stock, the sales of which would further depress the stock price.

         o The significant downward pressure on the price of the common stock as Cornell Capital Partners sells material amounts of common stocks could encourage short sales by Cornell Capital Partners or others. This could place further downward pressure on the price of the common stock.

         NEWBRIDGE SECURITIES CORPORATION. On April 14, 2004, we entered into a Placement Agent Agreement with Newbridge Securities Corporation, a registered broker-dealer. Pursuant to the Placement Agent Agreement, we paid Newbridge Securities Corporation a one-time placement agent fee of 10,000 restricted shares of common stock equal to approximately $200 based on our stock price on April 14, 2004.

         With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Renovo so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in our securities.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners under the Equity Distribution Agreement and from the additional 117,187,500 shares of common stock underlying the secured convertible debentures. The purchase price of the shares purchased under the Equity Distribution Agreement will be equal to 99% of the market price which is defined as the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board for the five days immediately following the notice date. As an additional fee we will pay Cornell Capital Partners 5% of each cash advance we receive.

         Pursuant to the Equity Distribution Agreement, we cannot receive a cash advance for more than $200,000 every seven trading days or more than $5,000,000 over 24 months. We are issuing 250,000,000 shares of common stock under this registration statement in connection with the Equity Distribution Agreement. Pursuant to the Equity Distribution Agreement, we should receive $3,667,500 in net proceeds. Based on the assumed offering price of $0.016 per share, we would have to issue to Cornell Capital Partners 315,565,566 shares in order to receive the entire $5,000,000 available to us under the Equity Distribution Agreement. As of June 21, 2004, we had 72,710,000 shares of common stock outstanding. Our Articles of Incorporation currently authorize us to issue 500,000,000 shares of common stock. The issuance of 315,565,566, in addition to the 117,187,500 shares of our common stock that are available under the secured convertible debentures, would increase the number of our outstanding stock to an amount over and above the number of shares we are currently authorized to issue. Therefore, at this time, we are unable to issue a sufficient number of shares necessary to receive the entire $5,000,000 under the Equity Distribution Agreement.

         For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Equity Distribution Agreement. The table assumes estimated offering expenses of $85,000, plus 5% retainage payable to Cornell Capital Partners under the Equity Distribution Agreement. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.

GROSS PROCEEDS                                              $  1,000,000          $  2,000,000          $  3,950,000

NET PROCEEDS                                                $    865,000          $  1,815,000          $  3,667,500


NO. OF SHARES ISSUED UNDER THE EQUITY DISTRIBUTION

AGREEMENT AT AN ASSUMED PRICE OF $0.016                       63,291,139           126,582,278           250,000,000

USE OF PROCEEDS:                                                  AMOUNT                AMOUNT                AMOUNT
--------------------------------------------------------------------------------------------------------------------
Business Development                                        $    400,000          $  1,000,000          $  2,000,000
Infrastructure and Improvements                                  200,000               400,000               667,500
Operating Capital                                                265,000               415,000             1,000,000
TOTAL                                                       $    865,000          $  1,815,000          $  3,667,500
                                                            ============          ============          ============

                                    DILUTION

         The net tangible book value of Renovo as of March 31, 2004 was a deficit of $(169,422) or $(0.0025) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of Renovo (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to Renovo, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued under the Equity Distribution Agreement. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Distribution Agreement. The following example shows the dilution to new investors at an offering price of $0.016 per share, which is in the range of the recent share price.

         If we assume that Renovo had issued 250,000,000 shares of common stock under the Equity Distribution Agreement at an assumed offering price of $0.016 per share (i.e., the number of shares registered in this offering under the Equity Distribution Agreement), less retention fees of $197,500 and offering expenses of $85,000, our net tangible book value as of March 31, 2004 would have been $3,545,578 or $0.0112 per share. Note that at an offering price of $0.016 per share, Renovo would receive gross proceeds of $3,950,000 of the $5,000,000 available under the Equity Distribution Agreement. At an assumed offering price of $0.016, Cornell Capital Partners would receive a discount of $197,500 on the purchase of 250,000,000 shares of common stock. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.0137 per share and an immediate dilution to new stockholders of $0.0048 per share. The following table illustrates the per share dilution:

Assumed public offering price per share                                           $ 0.016
Net tangible book value per share before this offering         $(0.0025)
Increase attributable to new investors                         $  0.0137
                                                               ---------
Net tangible book value per share after this offering                             $0.0112
                                                                                  -------
Dilution per share to new stockholders                                            $0.0048
                                                                                  =======


         The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

                                                                  DILUTION
                  ASSUMED           NO. OF SHARES TO BE           PER SHARE
              OFFERING PRICE               ISSUED             TO NEW INVESTORS
              --------------               ------             ----------------
                 $0.0160               250,000,000(1)              $0.0048
                 $0.0120                250,000,000                $0.0038
                 $0.0080                250,000,000                $0.0028
                 $0.0040                250,000,000                $0.0018


(1) This represents the maximum number of shares of common stock that are being registered under the Equity Distribution Agreement at this time.

                              EQUITY LINE OF CREDIT

SUMMARY

         On April 14, 2004, we entered into an Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $5,000,000. For each share of common stock purchased under the Equity Distribution Agreement, Cornell Capital Partners will pay us 99% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. The number of shares purchased by Cornell Capital Partners for each cash advance is determined by dividing the amount of each advance by the purchase price for the shares of common stock. Further, Cornell Capital Partners will retain 5% of each cash advance we receive under the Equity Distribution Agreement. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, as our placement agent in connection with the Equity Distribution Agreement. For its services, Newbridge Securities Corporation had previously received 10,000 shares of our common stock, equal to approximately $200 based on Renovo' stock price on April 14, 2004. The effectiveness of the sale of the shares under the Equity Distribution Agreement is conditioned upon us registering the shares of common stock with the SEC and obtaining all necessary permits or qualifying for exemptions under applicable state laws. The costs associated with this registration will be borne by us. There are no other significant closing conditions to cash advances under the Equity Distribution Agreement.

EQUITY LINE OF CREDIT EXPLAINED

         Pursuant to the Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every seven trading days. A closing will be held the first trading day after the pricing period at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount. There are no closing conditions imposed on us for any of the advances other than that the Company has filed its periodic and other reports with the SEC, has delivered the stock for an advance, the trading of our common stock has not been suspended and that we have not undergone a fundamental change. We may request cash advances under the Equity Distribution Agreement once the underlying shares are registered with the SEC. Thereafter, we may continue to request cash advances until Cornell Capital Partners has advanced us a total amount of $5,000,000 or 24 months after the effective date of the this registration statement, whichever occurs first.

         The amount of each advance is subject to a maximum amount of $200,000, and we may not submit a request for an advance within seven trading days of a prior advance. The amount available under the Equity Distribution Agreement is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request cash advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.9% of our outstanding common stock. We would be permitted to make draws on the Equity Distribution Agreement only so long as Cornell Capital Partners' beneficial ownership of our common stock remains lower than 9.9% and, therefore, a possibility exists that Cornell Capital Partners may own more than 9.9% of our outstanding common stock at a time when we would otherwise plan to make an advance under the Equity Distribution Agreement.

         We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock, although Cornell Capital Partners has indicated that it intends to promptly sell any stock received under the Equity Distribution Agreement.

         We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. Based on the assumed offering price of $0.016 per share, we would have to issue to Cornell Capital Partners 315,565,566 shares in order to receive the entire $5,000,000 available to us under the Equity Distribution Agreement. As of June 21, 2004, we had 72,710,000 shares of common stock outstanding. Our Articles of Incorporation currently authorize us to issue 500,000,000 shares of common stock. The issuance of 315,565,566, in addition to the 117,187,500 shares of our common stock that are available under the secured convertible debentures, would increase the number of our outstanding stock to an amount over and above the number of shares we are currently authorized to issue. Therefore, at this time, we are unable to issue a sufficient number of shares necessary to receive the entire $5,000,000 under the Equity Distribution Agreement. We are issuing 250,000,000 shares of common stock under this registration statement in connection with the Equity Distribution Agreement. Pursuant to the Equity Distribution Agreement, we should receive $3,667,500 in net proceeds.

         There is an inverse relationship between our stock price and the number of shares to be issued under the Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares to be issued under the Equity Distribution Agreement at a recent price of $0.03 per share and 25%, 50% and 75% discounts to the recent price.

Purchase Price:                   $     0.0160           $     0.0120           $     0.0080           $     0.0040
No. of Shares(1):                  250,000,000            250,000,000            250,000,000            250,000,000
Total Outstanding (2):             322,710,000            322,710,000            322,710,000            322,710,000
Percent Outstanding (3):                 77.47%                 77.47%                 77.47%                 77.47%
Net Cash to Renovo:               $  3,667,500           $  2,765,000           $  1,815,000           $    865,000

(1) Represents the number of shares of common stock to be issued to Cornell Capital Partners, under the Equity Distribution Agreement at the prices set forth in the table, assuming sufficient authorized shares are available.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, under the Equity Distribution Agreement, not including shares issued under the secured convertible debentures.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

         Proceeds used under the Equity Distribution Agreement will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to receive. Cornell Capital Partners has the ability to permanently terminate its obligation to purchase shares of our common stock under the Equity Distribution Agreement if there shall occur any stop order or suspension of the effectiveness of this registration statement for an aggregate of fifty (50) trading days other than due to acts by Cornell Capital Partners or if we fail materially to comply with certain terms of the Equity Distribution Agreement, which remain uncured for thirty (30) days after notice from Cornell Capital Partners.

         All fees and expenses under the Equity Distribution Agreement will be borne by us. We expect to incur expenses of approximately $85,000 in connection with this registration, consisting primarily of professional fees. In connection with the Equity Distribution Agreement, Cornell Capital Partners received a one-time commitment fee in the form of 1,490,000 shares of common stock on April 14, 2004. In addition, we issued 10,000 shares of common stock to Newbridge Securities Corporation, an unaffiliated registered broker-dealer, as compensation for its services as a placement agent.

                              PLAN OF DISTRIBUTION

         The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or on any other market in which the price of our shares of common stock are quoted or (ii) in transactions otherwise than in the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

         Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Distribution Agreement. Cornell Capital Partners will pay us 99% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five days immediately following our request for an advance. In addition, Cornell Capital Partners will retain 5% of the proceeds received by us under the Equity Distribution Agreement, and received a one-time commitment fee in the form of 1,490,000 shares of common stock on April 14, 2004. The 5% retainage and the 1,490,000 shares of common stock are underwriting discounts. In addition, we engaged Newbridge Securities Corporation, an unaffiliated registered broker-dealer, to acts as our placement agent in connection with the Equity Distribution Agreement.

         Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price.
Prospective investors should take these factors into consideration before purchasing our common stock.

         Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and we have complied them.

         We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, we expect the selling stockholders to pay these expenses. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000. The offering expenses consist of: a SEC registration fee of $747.40, printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $16,752.60. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Distribution Agreement.

         The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Accordingly, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

                                PLAN OF OPERATION

INTRODUCTION-FORWARD LOOKING STATEMENTS

         In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), Renovo is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements made herein. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions of future events or performance are not statements of historical facts and may be forward-looking. These forward-looking statements are based largely on Renovo's expectations and are subject to a number of risks and uncertainties, including but not limited to, economic, competitive, regulatory, growth strategies, available financing and other factors discussed elsewhere in this report and in documents filed by Renovo with the SEC. Many of these factors are beyond Renovo's control. Actual results could differ materially from the forward-looking statements made. In light of these risks and uncertainties, there can be no assurance that the results anticipated in the forward-looking information contained in this report will, in fact, occur.

         Any forward-looking statement speaks only as of the date on which such statement is made, and Renovo undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

GOING CONCERN

         Our consolidated financial statements for the years ended December 31, 2003, and December 31, 2002 included in this registration statement have been prepared on a going concern basis which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements are in conformity with generally accepted accounting principles and contemplate the continuance of Renovo as a going concern. Our cash position may be inadequate to pay all of the costs associated with our intended business plan. Management intends to use borrowings and security sales to mitigate the effects of its cash position, however no assurance can be given that debt or equity financing, if and when required will be available. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should we be unable to continue operations. Management recognizes that we must generate capital and revenue resources to enable it to continue to operate. Our plan is to obtain additional capital from revenue generated from operations and through the sale of equity securities. The realization of assets and satisfaction of liabilities in the normal course of business is dependent upon obtaining additional revenues and equity capital and ultimately achieving profitable operations. However, no assurances can be given that we will be successful in these activities. Should any of these events not occur, the accompanying financial statements will be materially affected.

PLAN OF OPERATION

         Since our incorporation in October 2000, we have not generated any revenue. Since our incorporation we have not been engaged in any significant operations and are considered a development stage company. We intend to achieve growth through mergers and acquisitions of small to mid-sized cleaning and restoration services companies throughout the United States.

         We anticipate incurring operating losses over the next twelve months. Our lack of operating history makes predictions of future operating results difficult to ascertain. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development. Such risks include, but are not limited to, an evolving and unpredictable business model and the management of growth. To address these risks we must, among other things, obtain a customer base, implement and successfully execute our business and marketing strategy, continue to develop and upgrade technology and products, respond to competitive developments, and attract, retain and motivate qualified personnel. There can be no assurance that we will be successful in addressing such risks, and the failure to do so can have a material adverse effect on our business prospects, financial condition and results of operations.

         We intend to focus on growth through acquisition. We believe that there can be economies of scale achieved by consolidating a number of single owner restoration companies into Renovo Holdings. We believe that we can reduce combined overall overhead among the companies acquired by eliminating many duplicated everyday business headaches for the small business owners such as accounting services, marketing and advertising costs, office staff and equipment, etc. We also believe that consolidating and focusing efforts on a combined marketing campaign will assist the various companies merged into Renovo to achieve overall revenue growth.

         On November 11, 2003, we executed a letter of intent with a privately held company based in Northern Florida that specializes in insurance restoration services. The letter of intent outlines the basic parameters under which the privately held company would agree to be acquired by us. We are working together with the acquisition candidate to perform the necessary due diligence that will allow both parties to sign a definitive agreement, which will provide the specific details regarding the terms and conditions of the acquisition. Upon completion of a definitive agreement we will file a Form 8-K. Two of the principals associated with the privately-held company are currently consultants for us.

         On April 14, 2004, we entered into the Equity Distribution Agreement with Cornell Capital Partners. Under the Equity Distribution Agreement we have agreed to issue and sell to Cornell Capital Partners, and Cornell Capital Partners has agreed to purchase from the Company, $5,000,000 of our common stock, par value $0.001 per share. Additionally, on April 14, 2004, we entered into the Securities Purchase Agreement with Cornell Capital Partners. Under the Securities Purchase Agreement, Cornell Capital Partners is obligated to purchase from us secured convertible debentures in an aggregate amount equal to $300,000. Cornell Capital Partners has already purchased from us a secured convertible debenture in the principal amount of $150,000 and they will purchase another secured convertible debenture from us for $150,000 after this registration statement is filed. We will use the funds obtained from our agreements with Cornell Capital Partners to finance our operations.

         SATISFACTION OF OUR CASH OBLIGATION FOR THE NEXT 12 MONTHS. We plan on satisfying our cash obligations over the next twelve months through additional equity and/or third party financing. We do not anticipate generating revenues sufficient enough to satisfy our working capital requirements within the next twelve months.

LIQUIDITY AND CAPITAL RESOURCES

         A critical component of our operating plan that has an impact on our continued existence is our ability to obtain capital through additional equity and/or debt financing. We do not anticipate enough positive internal operating cash flow until such time as we can generate substantial revenues, which may take the next few years to fully realize. In the event we cannot obtain the necessary capital to pursue our strategic plan, we may have to cease or significantly curtail our operations. This would materially impact our ability to continue operations.

         Our near term cash requirements are anticipated to be offset through the receipt of funds from our agreements with Cornell Capital Partners and through other private placement offerings and loans obtained through private sources. Once this registration statement becomes effective we anticipate being able to use the cash advances from Cornell Capital Partners to finance our operations. Since inception, we have financed cash flow requirements through debt financing and the issuance of common stock for cash and services. As we expand operational activities, we may continue to experience net negative cash flows from operations, pending receipt of servicing or licensing fees, and will be required to obtain additional financing to fund operations through common stock offerings and bank borrowings to the extent necessary to provide working capital.

         Over the next twelve months we believe that existing capital and anticipated funds from operations will not be sufficient to sustain operations and planned expansion. However, the cash advances from Cornell Capital Partners under the Equity Distribution Agreement are anticipated to satisfy our working capital needs. If, however, these advances are not available, we will be required to seek additional capital in the future to fund growth and expansion through additional equity or debt financing or credit facilities. No assurance can be made that such financing would be available, and if available it may take either the form of debt or equity. In either case, the financing could have a negative impact on our financial condition and our Stockholders.

         SUMMARY OF ANY PRODUCT AND DEVELOPMENT THAT WE WILL PERFORM FOR THE TERM OF THE PLAN. We do not anticipate performing any significant product research and development under our plan of operation. In lieu of product research and development we anticipate acquiring small renovation business.

         EXPECTED PURCHASE OR SALE OF PLANT AND SIGNIFICANT EQUIPMENT. We do not anticipate the purchase or sale of any plant or significant equipment, as such items are not required by us at this time or in the next twelve months; however as the result of our plan of acquisitions of renovation businesses, we may acquire equipment, and in some cases plants which retain the renovation businesses.

         SIGNIFICANT CHANGES IN THE NUMBER OF EMPLOYEES. We have one employee and there have been no significant changes in the number of employees. We are dependent upon Stephen W. Carnes, who is our sole officer and director. We will need to hire full time operational staff as our operations commence and we complete anticipated acquisitions.

OFF-BALANCE SHEET ARRANGEMENTS

         We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

                             DESCRIPTION OF BUSINESS

         Renovo Holdings is a development stage company, originally incorporated in the State of Nevada on October 18, 2000 under the name First Impressions. On July 14, 2003 we changed our name to Fortis Enterprises to pursue expansion and marketing in other arenas. On June 14, 2004 we changed our name from Fortis Enterprises to Renovo Holdings. We were initially organized to develop a business as an online retailer and distributor of perfume fragrances, bath products and related products, with some items specifically designed for First Impressions. We are positioning Renovo to provide complete loss management and restoration services to residential, commercial, industrial, and institutional properties. Initially, we are seeking to establish Renovo in the Florida market, with the ability to expedite the recovery process, with the eventual capability of responding to loss and restoration across the United States.

         After completing an analysis of the loss and restoration markets, we believe we can capitalize upon the niche market opportunities within the residential and commercial restoration services markets. We believe that we can achieve revenue growth, by acquiring smaller, individually owned restoration companies and consolidating them under one umbrella with Renovo Holdings becoming the parent company.

         As we acquire restoration companies, we intend to formulate a business plan that is based upon a loss/recovery/restoration team (LRR-Team) coordinating complex efficient mobilization, which possesses logistic expertise both locally and nationally. The LRR-Team is being designed by us to follow a specific proven process when responding to, assessing, and restoring a damaged property. In our acquisition mode, we are seeking to acquire only the industry's top talent for this team, including individuals with expertise in insurance, claims negotiation, construction, mitigation, and project management.

         With the mobilization LRR-Team which we are establishing, whether the property is a residential, office building, industrial building, or institutional building, we intend to be set up to efficiently mobilize our team to handle a loss, anywhere in the country, at any time. Once we acquire the planned expertise, we believe our scope of services and in-depth knowledge will enable us to restore any type of property, regardless if damaged by fire, water, mold, or any type of natural disaster. We plan to utilize information technology to assist in the evaluation of the loss and determination of the magnitude of the restoration or recovery and create verifiable status reports.

         Our plan includes setting up an information technology director to handle the electronic dissemination of information through the Internet and through our own to be developed Intranet site. We intend to be able to provide our clients with real-time electronic information including account information, insurance information, cost estimation, and remedial and restoration updates via the electronic transmission of text and electronic imaging of the restoration project.

         Our services will initially focus on the following restoration markets:

         o WATER - Water can have devastating consequences if not treated quickly and properly. Typical causes of water damage include fire, weather, burst pipes, and sewage overflow. Damage will occur if the water is not quickly and properly extracted, and the salvageable property thoroughly dried and disinfected. Our LRR-Team will take an organized, phased approach to mitigate water damage, beginning with a thorough assessment, mitigation plan, removal of contents, extraction of standing water, dehumidification, mold inhibitor infusion, and in many cases, reconstruction.

         o FIRE - Residual effects of fire, other than the loss of the burned or smoke damaged area include water damage, and soot. Acidic soot residues stain plastic surfaces, grout, and porous stones. Documents and books that survive a fire, receive additional damage due to discoloration from soot, smoke and water. Our Team will have expertise in the most modern techniques and chemicals to remove and mitigate the damages caused as a result of the fire.

         o TECHNICAL CLEANING - Sensitive equipment can be permanently damaged if the right restoration techniques are not utilized. Our team will be highly trained in the remediation and restoration of equipment damaged from fire, chemical spill, water or other types of losses.

         o MOLD - Mold is a member of the fungi family and can be found almost anywhere, gradually destroying the very material on which it grows. Molds thrive in damp, dark places, and can be found in, water damaged basements, storage areas, wood, insulation, and carpets. The effects of mold on an individual can range from mild to severe, and may even be toxic. Our Team will utilize the state-of-the-art technology including portable air scrubbers, digital measurement devices, and chemical cleaners in the mold remediation.

DISTRIBUTION METHODS OF THE SERVICES

         As a result of our recent change in management and direction, until such time as we complete an acquisition, we do not anticipate the establishment of an independent method for the distribution of our services. Our plan is to distribute our services through acquired businesses.

COMPETITIVE BUSINESS CONDITIONS

         There are many companies that offer loss, restoration, and remediation services. Our competitors include:

         o        General Contractors, some of which maintain toll-free numbers;

         o        Subcontractors;

         o        Insurance sanctioned remediation companies;

         o        Specialty Cleaning Services; and

         o        Loss, restoration and remediation companies.

         Each of these categories encompasses a wide range of services and is highly fragmented.

         Competition is intense and we expect it to increase. Increased competition could result in:

         o        price reductions, decreased revenue and lower profit margins;

         o        inability to gain market share;

         o        loss of market share once, and if gained; and

         o        increased marketing expenditures.

         As a result of our competition targeting our same market; individuals and corporate entities interested in our loss, restoration, and remediation services, we will only be able to distinguish our services as the result of our advertising programs and ultimately quality and efficiency of service. Our goal is to determine methods by which we can maximize contacts with major insurance carriers. We do not anticipate distinguishing our services from other like services available in the market in the near future.

GOVERNMENTAL REGULATIONS

         Many governmental regulations may impact our business, which could affect our ability to conduct business. Any new law or regulation, or the application or interpretation of existing laws, may decrease our ability to conduct business across state lines. We expect there will be an increasing number of laws and regulations pertaining to the use of chemicals in the restoration services area. These laws or regulations may relate to liability for chemical use in violation of the rules promulgated by the Environmental Protection Agency. This could decrease the demand for our services, increase our costs or otherwise adversely affect our business.

         In addition, we cannot predict whether new legislation or regulations governing our activities will be enacted by legislative bodies or promulgated by agencies regulating our activities, or what the effect of any such legislation or regulations on our business would be.

COSTS AND EFFECTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS

         Environmental laws affect the types of chemicals and products utilized in the restoration services that we intend to provide. In most cases the chemicals will be off the shelf types of products pre-approved for the sale in the United States. At this time we do not anticipate utilizing any products not approved for use or resale in the United States.

INTELLECTUAL PROPERTIES

         We regard the protection of our copyrights, service marks, trademarks, and trade secrets as critical to our future success and intend to rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect our proprietary rights in products and services. We plan to enter into confidentiality agreements with our to be acquired operators, consultants and strategic partners in order to limit access to and disclosure of our proprietary information. These contractual arrangements or the other steps taken by us to protect our intellectual property may not prove sufficient to prevent misappropriation of our technology or to deter independent third-party development of similar technologies. We plan to pursue the registration of our trademarks and service marks in the United States.

EMPLOYEES

         We have one employee, Stephen W. Carnes. We anticipate the assumption of employment base from the companies, which we intend to acquire in the future. In addition to that employment base, we anticipate hiring an executive secretary and chief financial officer. None of such personnel will be covered by a collective bargaining agreement.

REPORTS TO STOCKHOLDERS

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Our securities are registered under the Exchange Act, we file supplementary and periodic information, documents and reports that are required under section 13 of the Securities Act of 1933, as amended, with the SEC. Copies of this registration statement and other information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC in Washington, DC at 450 Fifth Street, NW, Washington, DC 20549. Information on the operation of such facilities my be obtained by calling the SEC at 1-800-SEC-0330. Our reports, proxy statements and other information will be available through the SEC's Electronic Data Gathering Analysis and Retrieval System which is publicly available through the SEC's website (http://www.sec.gov).

         We intend to furnish annual reports to stockholders, which will include audited financial statements reported on by our certified public accountants. In addition, we will issue un-audited quarterly or other interim reports to stockholders, as we deem appropriate.

                                   MANAGEMENT

OFFICERS AND DIRECTORS

         The following table sets forth the name and positions of our executive officer and director. Directors will be elected at our annual meeting of stockholders and serve for one year or until successors are elected and qualify. Our Board of Directors elect our officers, and their terms of office are at the discretion of the Board, except to the extent governed by employment contract.

         As of June 21, 2004, our directors and executive officers, their age, positions, the dates of their initial election or appointment as directors or executive officers, and the expiration of the terms are as follows:

NAME OF DIRECTOR/
EXECUTIVE OFFICER                     AGE              POSITION                           PERIOD SERVED
-----------------                     ---              --------                           -------------
Stephen W. Carnes                     40               Chairman, Chief Executive          July 15, 2003 to Present
                                                       Officer, Chief Financial Officer
                                                       and President

DUTIES, RESPONSIBILITIES AND EXPERIENCE

         STEPHEN W. CARNES, age 40, is Chief Executive Officer, President, Secretary/Treasurer and Chairman ofRenovo. Mr. Carnes was appointed our officer and director on July 15, 2003. Mr. Carnes is also the President, CEO and a director of Signature Leisure, Inc., a publicly traded company trading on the Over-the-Counter Bulletin Board. From 2000 to 2003, Mr. Carnes was founder and co-owner of a private public relations firm that assisted companies with marketing and public relations. From 1998 to 2003, Mr. Carnes was self-employed as an independent manufacturers representative acting as an outside sales representative for various companies. From 1982 to 1986, Mr. Carnes attended Indiana University at Fort Wayne, Indiana and received a B.S. degree in Business Administration.


INVOLVEMENT IN LEGAL PROCEEDINGS

         No executive officer or director of Renovo has been the subject of any order, judgment, or decree of any court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring suspending or otherwise limiting him from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

         No executive officer or director of Renovo has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding that is currently pending.

         No executive officer or director of Renovo is the subject of any pending legal proceedings.

AUDIT COMMITTEE AND FINANCIAL EXPERT

         We do not have an audit committee. Stephen W. Carnes, our sole director, performs some of the same functions of an audit committee, such as: recommending a firm of independent certified public accountants to audit the annual financial statements; reviewing the independent auditors independence, the financial statements and their audit report; and reviewing management's administration of the system of internal accounting controls. We do not currently have a written audit committee charter or similar document.

         We have no financial expert. We believe the cost related to retaining a financial expert at this time is prohibitive. Further, because of our start-up operations, we believe the services of a financial expert are not warranted.

CODE OF ETHICS

         We have not adopted a corporate code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions in that our sole officer and director serves in all the above capacities.

         Our decision to not adopt such a code of ethics results from our having only one officer and director operating as the sole management for Renovo. We believe that as a result of the limited interaction, which occurs from having a sole officer/director, eliminates the current need for such a code, in that violations of such a code would be reported to the party generating the violation.

EXECUTIVE COMPENSATION

         The following table sets forth, for the fiscal year ended December 31, 2003, information regarding the compensation earned by our Chief Executive Officer and each of our most highly compensated executive officers whose aggregate annual salary and bonus for fiscal 2003 exceeds $100,000, (the "Named Executive Officers"), with respect to services rendered by such persons to Renovo and its subsidiaries.

                           SUMMARY COMPENSATION TABLE


                                     ANNUAL COMPENSATION                               LONG-TERM COMPENSATION
                      ----------------------------------------------      ---------------------------------------------------
                                                                                             SECURITIES
NAME AND PRINCIPAL                                          OTHER           RESTRICTED       UNDERLYING         OTHER
  POSITION            YEAR     SALARY        BONUS      COMPENSATION       STOCK AWARDS       OPTIONS        COMPENSATION
-----------------------------------------------------------------------------------------------------------------------------
Stephen W. Carnes    2003     $104,667(1)        --       $3500(2)         $67,500(3)             --                --

---------------

(1) We have not paid Mr. Carnes a salary since he has worked for us. Mr. Carnes' salary, pursuant to his Employment Agreement is $250,000, of which he has earned $104,167. We have agreed with Mr. Carnes to accrue his earned salary until such time as we are adequately capitalized and able to pay such salary.

(2) We have agreed to pay Mr. Carnes a monthly car allowance of $700 each month. The total amount of $3,500 has been accrued for Mr. Carnes car allowance for the year ended December 2003.

(3) Concurrent with joining Renovo, Mr. Carnes was issued 45,000,000 (post split) shares of our restricted common stock, which was valued at $67,500. This issuance is not considered to be a recurring expense.

OPTION GRANTS

         We have no outstanding options.

COMPENSATION OF DIRECTORS

         All directors will be reimbursed for expenses incurred in attending Board of Directors' meetings. We did not issue any shares of common stock as compensation to any director in 2003.

EMPLOYMENT AGREEMENT WITH STEPHEN W. CARNES

         On September 3, 2003, we entered into an Employment Agreement with Stephen W. Carnes, wherein Mr. Carnes agreed to serve as the Chairman of the Board, President and Chief Executive Officer of the Company. The term of the Agreement is for a period of three years, it commenced on August 1, 2003 and will expire on July 31, 2006. We agreed to pay Mr. Carnes a salary at an annual rate equal to the sum of $250,000. A bonus in the amount of $500,000 will be paid to Mr. Carnes upon successfully completing the opening or merger/acquisition of our first operating business unit. A bonus of $250,000 will be compensated to Mr. Carnes for each additional merger and/or acquisition and/or business unit start-up Mr. Carnes brings to the Company. Mr. Carnes will receive an automobile allowance of $700 per month. Mr. Carnes agreed to accrue such portions of his salary as deemed relevant by the board of directors until such time as the Company is adequately capitalized and able to pay such salary.

                             DESCRIPTION OF PROPERTY

         We do not own any office space or facilities. We lease our offices, which are located at 1111 North Orlando Avenue, Winter Park, Florida 32789. Signature Leisure, Inc. provides these offices to us on a month-to-month basis. The CEO of Signature Leisure is Stephen Carnes, the CEO of Renovo. The facilities are minimal in space, and are considered temporary until such time as we begin to acquire additional company's to merge with as described in our Plan of Operation. In the future we anticipate requiring additional office space and additional personnel; however it is unknown at this time how much space or how many individuals will be required.

                                LEGAL PROCEEDINGS

         On November 4, 2003, Suburban Capital Corporation, a Delaware corporation, filed a complaint against us with the United States District Court for the Northern District of Illinois, Eastern Division. In their complaint Suburban Capital Corporation alleged that on or about September of 2003, Renovo entered into an oral agreement for the purpose of hiring them to provide introductions to potential partners, and to provide other business consulting services. Suburban Capital Corporation is seeking $350,000 in damages. Renovo and Suburban Capital Corporation have entered into discovery and are exchanging documents related to this litigation.

                             PRINCIPAL STOCKHOLDERS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The table below sets forth information with respect to the beneficial ownership of our common stock as of June 21, 2004 for (i) any person who we know is the beneficial owner of more than 5% of our outstanding common stock; (ii) each of our directors or those nominated to be directors, and executive officers; and (iii) all of our directors and executive officers as a group.


                                      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
------------------------------------------------------------------------------------------------------------------------------

                                NAME AND ADDRESS                      AMOUNT AND NATURE OF               PERCENTAGE
 TITLE OF CLASS                OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP              OF CLASS (1)
-------------------------------------------------------------------------------------------------------------------------------
Common            Stephen W.  Carnes                                                 45,000,000                      61.89%
                  4185 West Lake Mary Blvd., Ste.  137
                  Lake Mary, Florida 32746

Total                                                                                45,000,000                      61.89%


                                             SECURITY OWNERSHIP OF MANAGEMENT
----------------------------------------------------------------------------------------------------------------------

                                NAME AND ADDRESS                      AMOUNT AND NATURE OF               PERCENTAGE
TITLE OF CLASS                OF BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP              OF CLASS (1)
----------------------------------------------------------------------------------------------------------------------

Common           Stephen W.  Carnes                                          45,000,000                       61.89%
                 4185 West Lake Mary Blvd., Ste.  137
                 Lake Mary, Florida 32746

                 All Directors & Officers and Beneficial                     45,000,000                       61.89%
                 Owners as a Group

*        Less than 1%.

(1) Applicable percentage of ownership is based on 72,710,000 shares of common stock outstanding as of June 21, 2004 for each stockholder. Beneficial ownership is determined in accordance within the rules of the Commission and generally includes voting of investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of June 21, 2004 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such persons, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

EMPLOYMENT AGREEMENT WITH STEVE CARNES

         On September 3, 2003, we entered into an Employment Agreement with Stephen W. Carnes, wherein Mr. Carnes agreed to serve as the Chairman of the Board, President and Chief Executive Officer of Renovo. The term of the Agreement is for a period of three years, it commenced on August 1, 2003 and will expire on July 31, 2006. We agreed to pay Mr. Carnes a salary at an annual rate equal to the sum of $250,000. A bonus in the amount of $500,000 will be paid to Mr. Carnes upon successfully completing the opening or merger/acquisition of our first operating business unit. A bonus of $250,000 will be compensated to Mr. Carnes for each additional merger and/or acquisition and/or business unit start-up Mr. Carnes brings to the Company. Mr. Carnes will also receive an automobile allowance of $700 per month. Mr. Carnes has agreed to accrue such portions of his salary as deemed relevant by the board of directors until such time as the Company is adequately capitalized and able to pay such salary

         We did not give anything of value to, or receive anything of value from, any promoter during the fiscal years 2003 or 2002.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

         (A)      MARKET INFORMATION

         Since April 23, 2003, we have been eligible to participate in the Over-the-Counter Bulletin Board, an electronic quotation medium for securities traded outside of the Nasdaq Stock Market, and prices for our common stock are published on the Over-the-Counter Bulletin under the trading symbol "RNVO". This market is extremely limited and the prices quoted are not a reliable indication of the value of our common stock. As of June 21, 2004 the closing bid price was $0.016.

         The following table sets forth the quarterly high and low bid prices for our common stock since we have been eligible to participate in the Over-the-Counter Bulletin Board as reported by the National Quotations Bureau. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

         YEAR 2003                                          HIGH BID     LOW BID
         -----------------------------------------------------------------------
         April 23, 2003 to Quarter Ended June 30, 2003        $0.02        $0.01
         Quarter Ended September 30, 2003                     $0.52        $0.02
         Quarter Ended December 31, 2003                      $0.23        $0.08

         YEAR 2004                                          HIGH BID     LOW BID
         -----------------------------------------------------------------------
         Quarter Ended March 31, 2004                        $0.105       $0.018


         (B)      HOLDERS OF COMMON STOCK

         As of June 21, 2004, we had approximately 45 shareholders of our common stock and 72,710,000 shares of our common stock were issued and outstanding.

         (C)      DIVIDENDS

         We have not paid any dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain any earnings to finance the growth of the business. We cannot assure you that we will ever pay cash dividends. Whether we pay any cash dividends in the future will depend on the financial condition, results of operations and other factors that the Board of Directors will consider.

         (D)      SECURITIES  AUTHORIZED FOR ISSUANCE UNDER EQUITY  COMPENSATION
                  PLANS

         The  following   table  includes   information   regarding  our  equity
compensation plans effective as of December 31, 2003.

                      EQUITY COMPENSATION PLAN INFORMATION

                                                                                                             NUMBER OF
                                                                                                             SECURITIES
                                                                                                             REMAINING
                                                                                                           AVAILABLE FOR
                                                                    NUMBER OF                             FUTURE ISSUANCE
                                                                 SECURITIES TO BE                           UNDER EQUITY
                                                                   ISSUED UPON       WEIGHTED-AVERAGE       COMPENSATION
                                                                     EXERCISE         EXERCISE PRICE      PLANS (EXCLUDING
                                                                  OF OUTSTANDING      OF OUTSTANDING         SECURITIES
                                                                OPTIONS, WARRANTS    OPTIONS, WARRANTS      REFLECTED IN
                                                                    AND RIGHTS          AND RIGHTS             COLUMN
PLAN CATEGORY                                                          (A)                  (B)                (A)(C)
----------------------------------------------------------------------------------------------------------------------------
Equity compensation plans approved by security holders                   None                 None                None
Equity compensation plans not approved by security holders          3,000,000       $       0.1231           2,122,938
                                                                    ---------       --------------           ---------
Total                                                               3,000,000       $       0.1231           2,122,938
                                                                    =========       ==============           =========

-----------

(1) Shares are issuable under a Consultant and Employee Stock Compensation Plan effective August 20, 2003. To date 877,062 shares have been issued under the Plan. All of the shares issuable under the Plan were registered on Form S-8 on August 26, 2003. A copy of the Plan was filed as an exhibit to the S-8.

                            DESCRIPTION OF SECURITIES

GENERAL

         Our Articles of Incorporation authorize the issuance of 500,000,000 shares of common stock, $0.001 par value per share. As of June 21, 2004, there were 72,710,000 outstanding shares of common stock. We are authorized to issue 5,000,000 shares of preferred stock but to date none of the shares of preferred stock have been issued and none are outstanding. Set forth below is a description of certain provisions relating to our capital stock. For additional information, regarding our stock please refer to our Articles of Incorporation and By-Laws.

COMMON STOCK

         Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary of involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to future offerings of shares of common stock. Holders of common stock are entitled to dividends if, as and when declared by the Board out of the funds legally available therefore. It is our present intention to retain earnings, if any, for use in its business. The payment of dividends on the common stock are, therefore, unlikely in the foreseeable future.

PREFERRED STOCK

         We are authorized to issue 5,000,000 shares of $0.01 par value preferred stock, none of which is outstanding. The preferred stock, which is commonly known as "blank check preferred", may be issued by the Board of Directors with rights, designations, preferences and other terms, as may be determined by the Directors in their sole discretion, at the time of issuance.

SECURED CONVERTIBLE DEBENTURES

         Our secured convertible debentures accrue interest at a rate of 5% per year and mature three years from the issuance date. Our secured convertible debentures are convertible into our common stock at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the lowest closing bid price of the common stock the five trading days immediately preceding the conversion date. These debentures are secured by all of our assets. At maturity, we have the option to either pay the holder the outstanding principal balance and accrued interest or to convert the secured convertible debentures into shares of common stock at a conversion price similar to the terms described above. We have has the right to redeem the debentures upon 15 business days notice for 120% of the amount redeemed. Upon such redemption, the holder shall receive warrants equal to 50,000 shares of common stock for each $100,000 redeemed with an exercise price equal to 120% of the closing bid price of the common stock on the closing date. None of the debentures have been converted to date.

LIMITATION OF LIABILITY:  INDEMNIFICATION

         Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers of from and against certain claims arising from or related to future acts or omissions as a director or officer of the Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Renovo pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

         AUTHORIZED AND UNISSUED STOCK

         The authorized but unissued shares of our common are available for future issuance without our stockholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of Renovo that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with Renovo' Board of Directors' desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

         The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board of Directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of Renovo by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our management.

                                     EXPERTS

         The consolidated financial statements for the year ended December 31, 2003 and the year ended December 31, 2002, included in this prospectus, and incorporated by reference in the registration statement, have been audited by Beckstead & Watts, LLP, independent auditors, as stated in their report appearing with the financial statements and incorporated by reference in this registration statement. These financial statements are included in reliance upon the report of Beckstead & Watts, LLP, given upon their authority as experts in accounting and auditing.

TRANSFER AGENT

         The transfer agent for our common stock is Corporate Stock Transfer, Inc. Its address is 3200 Cherry Creek Drive South, Suite 430, Las Vegas, Nevada, and its telephone number is (303) 282-4800.

                                  LEGAL MATTERS

         Leonard Nielson, attorney at law, will pass upon the validity of the shares of common stock offered hereby.

                           HOW TO GET MORE INFORMATION

         We have filed with the Securities and Exchange Commission in Washington, DC, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the shares we are offering. Prior to the effective date of the registration statement we were not subject to the information requirements of the Securities Exchange Act of 1934. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. Reference is hereby made to the registration statement and exhibits thereto for further information with respect to E/S Corporation and the shares to which this prospectus relates. Copies of the registration statement and other information filed by Renovo with the SEC can be inspected and copied at the public reference facilities maintained by the SEC in Washington, DC at 450 Fifth Street, NW, Washington, DC 20549. In addition, the SEC maintains a World Wide Web site that contains reports, proxy statements and other information regarding registrants such as Renovo which filed electronically with the SEC at the following Internet address: (http:www.sec.gov).

                                TABLE OF CONTENTS

                                                                         PAGE

FINANCIAL  STATEMENTS AS OF MARCH 31, 2004  (UNAUDITED)
Balance  Sheets for the Quarter Ended March 31, 2004 (Unaudited)
  and the Year Ended December 31, 2003 (Audited)                            F-2
Statement of Operations for the Quarter Ended March 31, 2004,
  the Three Months Ended March 31, 2003 and the  Cumulative
  Period  from  October  18,  2000 to  March  31,  2004                     F-3
Statement of Cash Flows for the Three Months Ended March 3, 2004,
  the Three Months Ended March 31, 2003 and for the Cumulative
  Period October 18, 2000 to March 31, 2004                                 F-4
Notes                                                                 F-5   F-6
Independent Auditors' Report                                                F-7

FINANCIAL STATEMENTS FOR DECEMBER 31, 2003 AND
  DECEMBER 31, 2002 (AUDITED)
Balance Sheets for the Years Ended December 31, 2003
  and December 31, 2002                                                     F-8
Statement of Operations for the Years Ended December 31, 2003
  and December 31, 2002 and the Cumulative Period from
  October 18, 2000 to December 31, 2003                                     F-9
Statement of Stockholders' Equity for the Cumulative Period
  October 18, 2000 to December 31, 2002                                    F-10
Statement of Cash Flows for the Years Ended December 31, 2003
  and December 31, 2002 and the Cumulative Period October 18, 2000
  to December 31, 2002                                                     F-11
Notes                                                                F-12  F-16

                                 RENOVO HOLDINGS
                          (Formerly Fortis Enterprises)
                          (A Development Stage Company)
                                  BALANCE SHEET

                                                                                          March 31, 2004  December 31, 2003
ASSETS                                                                                     (unaudited)        (audited)
                                                                                         -----------------------------------
CURRENT ASSETS
    Cash                                                                                  $         3,385  $          6,285
                                                                                         -----------------------------------
TOTAL CURRENT ASSETS                                                                                3,385             6,285
                                                                                         -----------------------------------

OTHER ASSETS                                                                                            0                 0
                                                                                         -----------------------------------
    TOTAL OTHER ASSETS                                                                                  0                 0
                                                                                         -----------------------------------

  TOTAL ASSETS                                                                             $        3,385  $          6,285
                                                                                         ===================================

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
    Other Current liabilities
        Accrued Auto Allowance                                                            $         5,600 $           3,500
        Accrued Reimbursement to Officer                                                              640               540
        Accrued Salary - Officer                                                                  166,667           104,167
                                                                                         -----------------------------------
    TOTAL CURRENT LIABILITIES                                                                     172,807           108,207
                                                                                         -----------------------------------

   Preferred stock, $.001 par value, authorized 5,000,000 shares;
   no shares issued and outstanding at March 31, 2004 and December 31, 2003                             0                 0
   Common stock, $.001 par value, authorized 100,000,000 shares;  67,701,793 and
   65,957,062 issued and outstanding at March 31, 2004
   and December 31, 2003                                                                           67,702            65,957

Additional paid-in capital                                                                        268,029           176,574
Opening Balance Equity                                                                                100                 0
Deficit accumulated during development stage                                                    (505,252)         (344,452)
                                                                                         -----------------------------------

    TOTAL STOCKHOLDER'S DEFICIT                                                                 (169,421)         (101,921)
                                                                                         -----------------------------------
 TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                                              $         3,385  $          6,285
                                                                                         ===================================

    The accompanying notes are an integral part of these financial statements

                                 RENOVO HOLDINGS
                          (Formerly Fortis Enterprises)
                          (A Development Stage Company)
                             STATEMENT OF OPERATIONS
                                   (unaudited)

                                                          Three Months      Three Months    For the Period
                                                                                           October 18, 2000
                                                             Ended              Ended       (Inception) to
                                                           March 31,          March 31,       March 31,
                                                              2004               2003            2004
                                                  --------------------------------------------------------
REVENUE                                                   $        0         $       0         $        0
                                                  --------------------------------------------------------

EXPENSES
    Stock Issued for services-related party                        0                 0             72,500
    Stock Issued for consulting service                       93,200                 0            170,000
    Stock Issued for legal services                                0                 0             40,000
    General and Administrative                                 3,000             2,000             36,714
    Officer donated services                                       0             1,500             13,231
    Accrued Auto Allowance                                     2,100                 0              5,600
    Accrued Reimbursement to Officer                               0                 0                540
    Accrued Salary - Officer                                  62,500                 0            166,667
                                                  --------------------------------------------------------

TOTAL EXPENSES                                               160,800             3,500            505,252
                                                  --------------------------------------------------------

NET (LOSS)                                            $    (160,800)      $    (3,500)      $   (505,252)
                                                  ========================================================

Weighted average
number of common
shares outstanding
basic and fully diluted                                   67,701,793        20,000,000
                                                  =====================================

Net (loss)
per weighted shares-basic
and fully diluted                                       $     (0.00)      $     (0.00)
                                                  =====================================

    The accompanying notes are an integral part of these financial statements

                                 RENOVO HOLDINGS
                          (Formerly Fortis Enterprises)
                          (A Development Stage Company)
                             STATEMENT OF CASH FLOWS
                                   (unaudited)

                                                                          Three Months      Three Months     For the Period
                                                                                                            October 18, 2000
                                                                              Ended             Ended        (Inception) to
                                                                         March 31, 2004    March 31, 2003    March 31, 2004
                                                                      ------------------------------------------------------
Cash Flows from
Operating Activities
   Net loss                                                                  $(160,800)     $     (3,500)        $(505,252)
   Shares issued for services-related party                                           0                 0            72,500
   Shares issued for consulting services                                         93,200                 0           170,000
   Donated services                                                                   0             1,500            13,230
   Adjustment to reconcile net loss to net cash used by operations
     Accrued Auto Allowance                                                       2,100                 0             5,600
     Accrued Reimbursement                                                            0                 0               540
     Accrued Salary - officer                                                    62,500                 0           166,667
                                                                      ------------------------------------------------------

Net cash used in operating activities                                           (3,000)           (2,000)          (76,715)

Cash Flows from Investing Activities                                                  0                 0                 0

Cash Flows from Financing Activities
   Opening Balance Equity                                                           100                 0               100
   Issuance of common stock                                                           0                 0            80,000
                                                                      ------------------------------------------------------

Net increase (decrease) in cash                                                 (2,900)           (2,000)             3,385
   Cash, beginning of period                                                      6,285            24,305                 0
                                                                      ------------------------------------------------------
   Cash, end of period                                                  $         3,385    $       22,305  $          3,385
                                                                      ======================================================

Supplemental Disclosure
   Interest Paid                                                        $             0    $            0  $              0
                                                                      ======================================================
   Taxes Paid                                                           $             0    $            0  $              0
                                                                      ======================================================

    The accompanying notes are an integral part of these financial statements

                                 RENOVO HOLDINGS
                          (Formerly Fortis Enterprises)
                          (a Development Stage Company)
                          Notes to Financial Statements

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements at March 31, 2004 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of financial positions as of March 31, 2004 and results of operations and cash flows for the three months ended March 31, 2004. All such adjustments are of a normal recurring nature. The results of operations for the interim period are not necessarily indicative of the results expected for a full year. The statements should be read in conjunction with the financial statements and footnotes thereto included in the Company's Form 10-KSB for the year ended December 31, 2003.

NOTE 2 - GOING CONCERN

The accompanying financial statements at March 31, 2004 have been prepared on a going concern basis, which contemplated the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has suffered losses from operations during its operating history. The ability of the Company to continue as a going concern is dependent upon obtaining future profitable operations. Management is in the process of implementing its business plan which would generate revenue to sustain the operations of the Company. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 - STOCKHOLDERS' EQUITY

On January 19, 2004, the Company issued 328,481 shares of its common stock to various individuals for consulting services in the amount of $29,500.

On February 10, 2004 the Company issued 140,000 shares of its common stock to Michael Manion for consulting services in the amount of $10,000.

On February 23, 2004 the Company issued 306,250 shares of its common stock to various individuals for consulting services in the amount of $24,500.

On March 30, 2004, the Company issued 970,000 shares of its common stock to various individuals for consulting services in the amount of $29,200.

                                 RENOVO HOLDINGS
                          (Formerly Fortis Enterprises)
                          (a Development Stage Company)
                          Notes to Financial Statements

NOTE 4 - SUBSEQUENT EVENTS

On April 30, 2004, the Company resolved to issue 1,490,000 shares of its common stock to Cornell Capital Partners, LP as a commitment fee towards a "Standby Equity Distribution Agreement" which is valued at $29,800. All shares will be issued and restricted pursuant to Rule 144.

On April 30, 2004, the Company resolved to issue 10,000 shares of its common stock to Newbridge Securities Corporation for placement agent fees in the amount of $200. All shares will be issued and restricted pursuant to Rule 144.

BECKSTEAD & WATTS, LLP
CERTIFIED PUBLIC ACCOUNTANTS

                                                         3340 Wynn Road, Suite B
                                                             Las Vegas, NV 89102
                                                                    702.257.1984
                                                                702.362.0540 fax


                          INDEPENDENT AUDITORS' REPORT


March 28, 2004

Board of Directors
Renovo Holdings
Las Vegas, NV

We have audited the Balance Sheets of Renovo Holdings (the "Company") (A Development Stage Company), for the years ended December 31, 2003 and 2002 and the related Statements of Operations, Stockholders' Equity, and Cash Flows for the years ended December 31, 2003 and 2002 and for the period October 18, 2000 (inception) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement presentation. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for my opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Renovo Holdings (A Development Stage Company), for the years ended December 31, 2003 and 2002 and the related Statements of Operations, Stockholders' Equity, and Cash Flows for the years ended December 31, 2003 and 2002 and for the period October 18, 2000 (inception) to December 31, 2003, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has had limited operations and have not commenced planned principal operations. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


BECKSTEAD & WATTS, LLP

                                 RENOVO HOLDINGS
                          (A Development Stage Company)
                                 BALANCE SHEETS

                                                                                                    December 31,
                                                                                          ----------------------------------
                                                                                                2003             2002
                                                                                          ----------------- ----------------

ASSETS
  CURRENT ASSETS
  Cash                                                                                          $    6,285       $   24,305
                                                                                          ----------------- ----------------
    TOTAL CURRENT ASSETS                                                                             6,285           24,305
                                                                                          ----------------- ----------------
                                                                                                $    6,285       $   24,305
                                                                                          ================= ================

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Other Current liabilities
  Accrued Auto Allowance                                                                        $    3,500         $      0
  Accrued Reimbursement to Officer                                                                     540                0
  Accrued Salary - Officer                                                                         104,167                0
                                                                                          ----------------- ----------------
    TOTAL CURRENT LIABILITIES                                                                      108,207                0
                                                                                          ----------------- ----------------

STOCKHOLDERS' EQUITY
  Preferred stock, $.001 par value authorized 5,000,000; no shares issued and
  outstanding as of 12/31/03 and 12/31/02 respectively                                                   0                0
  Common stock, $.001 par value, authorized 100,000,000 shares; 65,957,062 and
  80,000,000 issued and outstanding as of 12/31/03 and 12/31/02 retroactively restated              65,957           80,000
  Additional paid-in capital                                                                       176,574         (24,769)
  (Deficit) accumulated during development stage                                                 (344,452)         (30,926)
                                                                                          ----------------- ----------------
    TOTAL STOCKHOLDER'S EQUITY (Deficit)                                                         (101,921)           24,305
                                                                                          ----------------- ----------------
                                                                                                $    6,285       $   24,305
                                                                                          ================= ================

    The accompanying notes are an integral part of these financial statements

                                 RENOVO HOLDINGS
                          (A Development Stage Company)
                             STATEMENT OF OPERATIONS

                                                                                                 For the Period
                                                                                                  October 18,
                                                               For the Year     For the Year          2000
                                                              Ended December   Ended December    (Inception) to
                                                                   31,               31,          December 31,
                                                                   2003             2002              2003
                                                             ----------------------------------------------------

Revenue                                                         $           0      $          0     $          0
                                                             ----------------------------------------------------

EXPENSES
  Stock Issued for services-related party                              67,500                 0           72,500
  Stock Issued for consulting services                                 76,800                 0           76,800
  Shares Issued for legal services                                     40,000                 0           40,000
  General and Administrative                                           18,020             4,648           33,714
  Officer donated services                                              3,000             6,000           13,231
  Accrued Auto Allowance                                                3,500                 0            3,500
  Accrued Reimbursement to Officer                                        540                 0              540
  Accrued Salary - Officer                                            104,167                 0          104,167
                                                             ----------------------------------------------------
TOTAL EXPENSES                                                        313,527            10,648          344,452
                                                             ----------------------------------------------------
NET (LOSS)                                                      $   (313,527)      $   (10,648)     $  (344,452)
                                                             ====================================================

  Weighted average number of common shares
    outstanding basic and fully diluted                           65,957,062        80,000,000
                                                             ===================================

  Net (loss) per weighted shares-basic and fully diluted          $    (0.00)       $    (0.00)
                                                             ===================================

    The accompanying notes are an integral part of these financial statements

                                 RENOVO HOLDINGS
                          (A Development Stage Company)
               October 18, 2000, (Inception) to December 31, 2002
                        STATEMENT OF STOCKHOLDERS' EQUITY

                                                Common Stock
                                      ----------------------------------
                                                                                             (Deficit)
                                                                                            accumulated
                                                                                               during            Total
                                                                           Additional       development      Stockholders'
                                          Shares            Amount       paid-in Capital       stage            Equity
                                      ---------------- ----------------- ---------------- ----------------- ----------------
October 18, 2000

Shares issued for services                 20,000,000         $     200       $    4,800                         $    5,000

Shares issued for cash                     40,000,000               400            9,600                             10,000

Net (loss) October 18,
  2000 (Inception) to
  December 31, 2000                                                                               (12,849)         (12,849)
                                      ---------------- ----------------- ---------------- ----------------- ----------------
Balance December 31, 2000                  60,000,000               600           14,400          (12,849)            2,151

Shares issued for cash                      6,200,000                62            9,238                              9,300

Donated services                                                                   4,231                              4,231

Net loss December 31, 2001                                                                         (7,429)          (7,429)
                                      ---------------- ----------------- ---------------- ----------------- ----------------
Balance December 31, 2001                  66,200,000               662           27,869          (20,278)            8,253

Shares issued for cash                     13,800,000               138           20,562                             20,700

January 10, 2002 recapitalization
  adjustment to additional
  paid-in-capital                                                79,200         (79,200)                                  0

Donated services                                                                   6,000                              6,000

Net loss December 31, 2002                                                                        (10,648)         (10,648)
                                      ---------------- ----------------- ---------------- ----------------- ----------------
Balance December 31, 2002                  80,000,000            80,000         (24,769)          (30,925)           24,305

Donated services                                                                   3,000                              3,000

Shares Cancelled by majority
  stockholders                           (60,000,000)          (60,000)           60,000                                  0

Shares issued for services                 45,000,000            45,000           22,500                             67,500

Shares issued for services                    957,062               957          115,843                            116,800

Net loss December 31, 2003                                                                       (313,527)        (313,527)
                                      ---------------- ----------------- ---------------- ----------------- ----------------
Balance December 31, 2003                  65,957,062        $   65,957      $   176,574      $  (344,452)     $  (101,921)
                                      ================ ================= ================ ================= ================

    The accompanying notes are an integral part of these financial statements

                                 RENOVO HOLDINGS
                          (A Development Stage Company)
                             STATEMENT OF CASH FLOWS

                                                                                                            For the Period
                                                                                                             October 18,
                                                                          For the Year     For the Year          2000
                                                                         Ended December   Ended December    (Inception) to
                                                                              31,               31,          December 31,
                                                                              2003             2002              2002
                                                                         -------------------------------------------------
Cash Flows from Operating Activities
  Net loss                                                               $(313,527)          $ (10,648)          $(344,452)
  Shares issued for services                                                67,500               6,000              72,500
  Donated services                                                           3,000                   0              13,230

Adjustment to reconcile net loss to net cash used by operations
  Accrued Auto Allowance                                                     3,500                   0               3,500
  Accrued Reimbursement                                                        540                   0                 540
  Accrued Salary -officer                                                  104,167                   0             104,167
  Note Payable                                                                   0              (1,500)                  0
  Payroll Liabilities                                                            0                   0                   0
                                                                         -------------------------------------------------

Net cash used in operating activities                                     (134,820)             (6,148)           (150,515)

Cash Flows from Investing Activities                                             0                   0                   0

Cash Flows from Financing Activities
  Issuance of common stock                                                 116,800              20,700             156,800
                                                                         -------------------------------------------------

Net increase (decrease) in cash                                            (18,020)             14,552               6,285

Cash, beginning of period                                                   24,305               9,753                   0
                                                                         -------------------------------------------------
Cash, end of period                                                      $   6,285           $  24,305           $   6,285
                                                                         =================================================

Supplemental Disclosure
  Interest Paid                                                          $       0           $       0           $       0
                                                                         =================================================
  Taxes Paid                                                             $       0           $       0           $       0
                                                                         =================================================


    The accompanying notes are an integral part of these financial statements

                                 RENOVO HOLDINGS
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

The Company was organized October 18, 2000 (Date of Inception) under the laws of the State of Nevada, as First Impressions. The Company has not commenced significant operations and, in accordance with SFAS #7, the Company is considered a development stage company.

On July 14, 2003, we amended our Articles of Incorporation changing our name from First Impressions to Renovo Holdings. The Board of Directors determined that the name, "First Impressions" was limiting the Company's ability to pursue the expansion of our business into other marketing arenas and felt that the name Renovo Holdings was more generic and allows for more flexibility in the future expansion of business opportunities. We also increased the total amount of authorized common stock from 50,000,000 shares to 100,000,000 shares.

The Company has not commenced significant operations and, in accordance with SFAS #7, the Company is considered a development stage company.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

CASH AND CASH EQUIVALENTS

For the purpose of the statements of cash flows, all highly liquid investments with the maturity of three months or less are considered to be cash equivalents.

REVENUE RECOGNITION

Sales and related cost of sales are generally recognized upon shipment of products. Cost of goods sold generally represents the cost of items sold and the related shipping and selling expenses.

ADVERTISING COSTS

The Company expenses all costs of advertising as incurred. There were no advertising costs included in general and administrative expenses as of December 31, 2003 or December 31, 2002.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2003 and December 31, 2002. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

                                 RENOVO HOLDINGS
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS


IMPAIRMENT OF LONG LIVED ASSETS

Long lived assets held and used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable or is impaired. No such impairments have been identified by management at December 31, 2003 or December 31, 2002.

STOCK-BASED COMPENSATION:

The Company accounts for stock-based awards to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations and has adopted the disclosure-only alternative of FAS No. 123, "Accounting for Stock-Based Compensation." Options granted to consultants, independent representatives and other non-employees are accounted for using the fair value method as prescribed by FAS No. 123.

EARNINGS PER SHARE

The Company follows Statement of Financial Accounting Standards No. 128. "Earnings Per Share" ("SFAS No. 128"). Basic earning per common share ("EPS") calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earning per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

SEGMENT REPORTING

The  Company  follows  Statement  of  Financial  Accounting  Standards  No. 130,
"Disclosures About Segments of an Enterprise and Related Information". The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

INCOME TAXES

The Company follows Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("SFAS No. 109") for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

                                 RENOVO HOLDINGS
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS


Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

RECENT PRONOUNCEMENTS

In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities", an interpretation of Accounting Research Bulletin No. 51. FIN No. 46 requires that variable interest entities be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. FIN No. 46 also requires disclosures about variable interest entities that companies are not required to consolidate but in which a company has a significant variable interest. The consolidation requirements of FIN No. 46 will apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements will apply to entities established prior to January 31, 2003 in the first fiscal year or interim period beginning after June 15, 2003. The disclosure requirements will apply in all financial statements issued after January 31, 2003. The Company began to adopt the provisions of FIN No. 46 during the first quarter of fiscal 2003.

NOTE 2 - INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), which requires use of the liability method. SFAS No. 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences are as follows:

                    U.S. federal statutory rate         (34.0%)
                    Valuation reserve                    34.0%
                                                        -----

                       Total                              --%
                                                        =====


As  of  December  31,  2003,   the  Company  has  $313,527  net  operating  loss
carry-forward for tax purposes, which will be available to offset future taxable income.

                                 RENOVO HOLDINGS
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 3 - STOCKHOLDER'S EQUITY

On July 14, 2003, the Company increased its authorized common stock to 100,000,000 shares at $.001 par value.

On July 17, 2003, the Company cancelled 60,000,000 (post split) shares of common stock held by 3 of its majority stockholders. Concurrent with the cancellation, the Company issued 45,000,000 (post split) shares of its $0.001 par value common stock to its new sole officer and director.

On July 21, 2003, the Company effectuated a 4:1 forward stock split. The split was accomplished through the issuance of a 3 for 1 common stock dividend, whereby all of the Company's stockholders on the Record Date of July 21, 2003, received three additional shares of common stock for every share they currently owned, resulting in 65,000,000 (post split) shares of common stock issued and outstanding.

On October 30, 2003, the Company issued 67,000 shares of its $0.001 par value common stock valued at $10,000 to Mr. Barr pursuant to a Consulting Agreement entered into on October 27, 2003. The shares issued were unrestricted pursuant to an S-8 Registration filed with the SEC on August 26, 2003.

On October 30, 2003, the Company 67,000 shares of its $0.001 par value common stock valued at $10,000 to Mr. Broersma pursuant to a Consulting Agreement entered into on October 27, 2003. The shares issued were unrestricted pursuant to an S-8 Registration filed with the SEC on August 26, 2003.

From November 11, 2003 to December 22, 2003 the Company issued 24,881 shares of its $0.001 par value common stock to Cynthia Wainwright pursuant to a Consulting Agreement we entered into on October 1, 2003. The shares issued were unrestricted pursuant to an S-8 Registration filed with the SEC on August 26, 2003.

From November 11, 2003 to December 22, 2003 the Company issued 236,363 shares of its $0.001 par value common stock to Loren Brown pursuant to a Consulting Agreement we entered into on October 1, 2003. The shares issued were unrestricted pursuant to an S-8 Registration filed with the SEC on August 26, 2003.

From November 11, 2003 to December 22, 2003 the Company issued 118,181 shares of its $0.001 par value common stock to Matt Lettau pursuant to a Consulting Agreement we entered into on October 1, 2003. The shares issued were unrestricted pursuant to an S-8 Registration filed with the SEC on August 26, 2003.

On December 22, 2003, the Company issued 363,637 shares of its $0.001 par value common stock valued at $40,000 to Donald J. Stoecklein for legal services provided to the Company. The shares issued were unrestricted pursuant to an S-8 Registration filed with the SEC on August 26, 2003.

There have been no other issuances of common stock.

NOTE 4 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. As noted above, the Company is in the development stage and, accordingly, has not yet generated revenues from operations. Since its inception, the Company has been engaged substantially in financing activities and developing its product line, setting up its e-commerce website, and incurring substantial costs and expenses. As a result, the Company incurred accumulated net losses from October 17, 2000 (inception) through the period ended December 31, 2003 of $(344,452). In addition, the Company's development activities since inception have been financially sustained through equity financing.

The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of significant operating revenues. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to recover the value of its assets or satisfy its liabilities.

                                 RENOVO HOLDINGS
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS


NOTE 5 - WARRANTS AND OPTIONS

There are no warrants or options outstanding to acquire any additional shares of common stock.

NOTE 6 - RELATED PARTY TRANSACTIONS

On July 17, 2003, the Company issued 45,000,000 (post split) shares of its $0.001 par value common stock valued at $0.0015 per share to is sole officer and director for his serving on the Board of Directors and assuming the liability of being an officer and director of a publicly trading and reporting Company.

On July 17, 2003, the Company accepted 60,000,000 (post split) shares of common stock for cancellation held by three of our majority stockholders.

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO PROVIDE ANY INFORMATION OR MAKE ANY REPRESENTATIONS ABOUT RENOVO HOLDINGS, EXCEPT THE INFORMATION OR REPRESENTATIONS CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY ADDITIONAL INFORMATION OR REPRESENTATIONS IF MADE.

                 -----------------------

This prospectus does not constitute an offer to sell, or                         ----------------------
a solicitation of an offer to buy any securities:

                                                                                       PROSPECTUS

    |_|  except the common stock offered by this
         prospectus;                                                             ---------------------

    |_| in any jurisdiction in which the offer or solicitation is not authorized;

    |_|  in any jurisdiction where the dealer or other                     368,687,500 SHARES OF COMMON STOCK
         salesperson is not qualified to make the offer
         or solicitation;

    |_|  to any person to whom it is unlawful to make the                           RENOVO HOLDINGS
         offer or solicitation; or

    |_|  to any person who is not a United States
         resident or who is outside the jurisdiction of
         the United States.
                                                                                     JUNE ___, 2004

The delivery of this prospectus or any accompanying sale does not imply that:

    |_| there have been no changes in the affairs of Renovo after the date of this prospectus; or

    |_| the information contained in this prospectus is correct after the date of this prospectus.

                 -----------------------

Until _________, 2004, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as a director or officer of Renovo. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Renovo pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. We will pay all of the expenses in connection with this offering.

            Securities and Exchange Commission
              Registration Fee                              $        747.40
            Printing and Engraving Expenses                 $      2,500.00
            Accounting Fees and Expenses                    $     15,000.00
            Legal Fees and Expenses                         $     50,000.00
            Miscellaneous                                   $     16,752.60
                                                            ---------------

            TOTAL                                           $     85,000.00
                                                            ===============


RECENT SALES OF UNREGISTERED SECURITIES

         We have issued the following securities in the past three years without registering them under the Securities Act of 1933:

         On July 17, 2003, we issued 45,000,000 shares of our $0.001 par value common stock to Stephen W. Carnes for serving on our Board of Directors, assuming the liability of being an officer and director of a publicly trading and reporting Company, and his business expertise and his business concept of establishing a national network of commercial and residential restoration service companies. The shares we issued Mr. Carnes were valued at $67,500 at the time of the issuance.

         On March 30, 2004, we issued 80,000 shares of our $0.001 par value common stock to Florida Catastrophe Corp. pursuant to a Consulting Agreement we entered into on September 17, 2003.

         On April 14, 2004, we issued a secured convertible debenture to Cornell Capital Partners in the amount of $150,000. The secured convertible debenture will accrue interest at a rate of 5% per year and mature two years from the issuance date. The secured debentures are convertible into the Company's common stock at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock as of the closing date or (ii) 80% of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. These debentures are secured by all of the assets of the Company.

         On April 30, 2004, we issued 1,490,000 shares of our $0.001 par value common stock valued at $29,800 to Cornell Capital Partners, LP as part of a one-time commitment fee pursuant to a Standby Equity Distribution Agreement.

         On April 30, 2004, we issued 10,000 shares of our $0.001 par value common stock valued at $200 to Newbridge Securities Corporation as compensation for their services as placement agent under a Placement Agent Agreement.

         With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Renovo so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in Renovo' securities.

INDEX TO EXHIBITS

EXHIBIT NO.        DESCRIPTION                                          LOCATION
2.1                Letter of Intent to acquire James Bar Contractors,   Provided herewith
                   Inc. dated October 23, 2003

3.(i).1            Articles of Incorporation dated October 17, 2000     Incorporated by reference to the Company's
                                                                        Registration Statement filed on Form 10-SB filed
                                                                        February 20, 2002

3.(i).2            Certificate of Amendment of Articles of              Incorporated by reference to the Company's
                   Incorporation dated January 10, 2002                 Registration Statement filed on Form 10-SB filed
                                                                        February 20, 2002

3.(i).3            Certificate of Amendment of Articles of              Incorporated by reference to the Company's
                   Incorporation dated July 14, 2003                    Quarterly Report filed on Form 10-QSB filed August
                                                                        6, 2003

3.(i).4            Certificate of Amendment of Articles of              Provided herewith
                   Incorporation dated June 19, 2004
3.(ii).1           Bylaws dated October 17, 2002                        Incorporated by reference to the Company's
                                                                        Registration Statement filed on Form 10-SB filed
                                                                        November 3, 2000

5.1                Opinion of Leonard Nielson, Esq. re:  Legality       Filed by Amendment to this Registration Statement

10.1               Employment Agreement with Stephen Carnes dated       Incorporated by reference to the Company's Annual
                   September 3, 2003                                    Report filed on Form 10-KSB filed November 14, 2003

10.2               Independent Contractor Agreement with Cynthia        Incorporated by reference to the Company's
                   Wainwright dated October 1, 2003                     Quarterly Report filed on Form 10-QSB filed
                                                                        November 14, 2003

10.3               Independent Contractor Agreement with Loren Brown    Incorporated by reference to the Company's
                   dated October 1, 2003                                Quarterly Report filed on Form 10-QSB filed
                                                                        November 14, 2003

10.4               Independent Contractor Agreement with Matt Lettau    Incorporated by reference to the Company's
                   dated October 1, 2003                                Quarterly Report filed on Form 10-QSB filed
                                                                        November 14, 2003

10.5               Consulting Agreement with Mark Broersma dated        Incorporated by reference to the Company's
                   August 27, 2003                                      Quarterly Report filed on Form 10-QSB filed
                                                                        November 14, 2003

10.6               Consulting Agreement with Mike Barr dated August     Incorporated by reference to the Company's
                   27, 2003                                             Quarterly Report filed on Form 10-QSB filed
                                                                        November 14, 2003

10.7               Consulting Agreement with Florida Catastrophe        Incorporated by reference to the Company's
                   Corp. dated September 17, 2003                       Form 8-K filed September 17, 2003

10.8               Engagement Retainer Letter with Stoecklein Law       Incorporated by reference to the Company's Annual
                   Group dated January 21, 2004.                        Report filed on Form 10-KSB filed March 30, 2004

10.9               Letter Agreement with Source Capital Group, Inc.     Incorporated by reference to the Company's Annual
                   dated January 21, 2004                               Report filed on Form 10-KSB filed March 30, 2004

EXHIBIT NO.        DESCRIPTION                                          LOCATION
10.10              Consulting Agreement with Michael Manion date        Incorporated by reference to the Company's Annual
                   February 5, 2004                                     Report filed on Form 10-KSB filed March 30, 2004

10.11              Consulting Agreement with Mark Broersma dated        Incorporated by reference to the Company's
                   April 29, 2004                                       Quarterly Report filed on Form 10-QSB filed May
                                                                        17, 2004

10.12              Consulting Agreement with Mike Barr dated April      Incorporated by reference to the Company's
                   29, 2004                                             Quarterly Report filed on Form 10-QSB filed May
                                                                        17, 2004

10.13              Consulting Agreement with VBg Design dated April     Incorporated by reference to the Company's
                   29, 2004                                             Quarterly Report filed on Form 10-QSB filed May
                                                                        17, 2004

10.14              Standby Equity Distribution Agreement, dated April   Provided herewith
                   14, 2004, with Cornell Capital Partners, LP

10.15              Registration Rights Agreement, dated April 14,       Provided herewith
                   2004, with Cornell Capital Partners, LP

10.16              Escrow Agreement, dated April 14, 2004, with         Provided herewith
                   Cornell Capital Partners, LP

10.17              Placement Agent Agreement, dated April 14, 2004,     Provided herewith
                   with Cornell Capital Partners, LP and Newbridge
                   Securities Corporation

10.18              Securities Purchase Agreement, dated April 14,       Provided herewith
                   2004, with Cornell Capital Partners, LP

10.19              Secured Convertible Debenture, dated April 14, 2004  Provided herewith

10.20              Investor Registration Rights Agreement, dated        Provided herewith
                   April 14, 2004 with Cornell Capital Partners, LP

10.21              Security Agreement, dated April 14, 2004, with       Provided herewith
                   Cornell Capital Partners, LP

10.22              Warrant, dated April 14, 2004                        Provided herewith

10.23              Escrow Agreement with Butler Gonzalez, LLP dated     Provided herewith
                   April 14, 2004

23.1               Consent of Leonard Nielsen, Esq.                     Incorporated by reference to Exhibit 5.1

23.2               Consent of Beckstead & Watts, LLP                    Provided herewith

UNDERTAKINGS

      The undersigned registrant hereby undertakes:

            (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "Act");

                  (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) Include any additional or changed material information on the plan of distribution;

            (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on June ___, 2004.


Date:   June 30, 2004              Renovo Holdings

                                   By:     /s/ Stephen W. Carnes
                                           -------------------------------------
                                   Name:   Stephen W. Carnes
                                   Title:  President, Chief Executive Officer,
                                           Chief Financial Officer and Principal
                                           Accounting Officer

         In accordance with the Securities Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/ Stephen W. Carnes
---------------------------------------------
Stephen W. Carnes, Chairman and Sole Director           Date:   June 30, 2004